UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Eastman Chemical Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

LETTER TO STOCKHOLDERS
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
INFORMATION REGARDING THE ANNUAL MEETING
Proxy Statement and Annual Meeting
Voting By Proxy
How to Revoke Your Proxy
Record Date; Stockholders Entitled to Vote; Voting Rights
Quorum
Vote Required for Approval of Each Matter to be Considered
Proxy Solicitation Costs
Matters Raised at the Annual Meeting Not Included in this Proxy Statement
Stockholder Proposals for the 2007 Annual Meeting
Nominations by Stockholders for Election to the Board of Directors
Annual Report to Stockholders, Annual Report on Form 10-K, and Corporate Governance Materials
Stockholder Communications to the Board of Directors
PROPOSALS TO BE VOTED UPON AT THE ANNUAL MEETING ITEM 1 -- ELECTION OF DIRECTORS
NOMINEES FOR DIRECTOR
MEMBERS OF BOARD OF DIRECTORS CONTINUING IN OFFICE
Director Independence
Board Committees
Audit Committee.
Audit Committee Report
Nominating and Corporate Governance Committee.
Director Nominations.
Compensation and Management Development Committee.
Finance Committee.
Health, Safety, Environmental and Security Committee.
Director Board and Stockholder Meeting Attendance; Executive Sessions
Director Compensation
Directors’ Annual Compensation.
Director Long-Term Compensation Plan.
Non-Employee Director Stock Option Plan.
Directors’ Deferred Compensation Plan.
ITEM 2 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
Audit Fees:
Audit-Related Fees:
Tax Fees:
All Other Fees:
STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
Common Stock
Common Stock and Common Stock Units
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
EXECUTIVE COMPENSATION
Compensation Tables
Pension Plans
Change-in-Control Arrangements
Compensation and Management Development Committee Report on Executive Compensation
PERFORMANCE GRAPH
FORMS OF PROXY
FORM OF LETTER TO EMPLOYEE STOCKHOLDERS WHO HOLD SHARES THROUGH PLANS

March 24, 2006
Dear Fellow Stockholder:
      Our 2006 Annual Meeting of Stockholders will be held at the Toy F. Reid Employee Center, located at 400 South Wilcox Drive, in Kingsport, Tennessee, on May 4, 2006, at 11:30 a.m. Doors to the meeting will open at 10:30 a.m. The business to be considered and voted upon at the meeting is explained in the accompanying proxy materials (consisting of the Notice of Annual Meeting, the Proxy Statement, and the proxy card). A copy of Eastman’s 2005 Annual Report to Stockholders is also included with these materials.
      Your vote is important for this year’s Annual Meeting, regardless of the number of shares you own. Signing and returning a proxy card or submitting your proxy via the Internet or telephone in advance of the meeting will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the meeting. Whether you choose to vote by proxy card, telephone, or computer, I urge you to vote as soon as possible. If you are a record holder, an admission ticket for the Annual Meeting is included with your proxy card. If you received our proxy materials from a broker or bank and do not have an admission ticket but wish to attend the meeting, please call (423) 229-4647.
      Thank you for your support of our Company.

Sincerely,

J. Brian Ferguson
Chairman and Chief Executive Officer

EASTMAN CHEMICAL COMPANY
200 South Wilcox Drive
Kingsport, Tennessee 37660
(423) 229-2000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 4, 2006

To Our Stockholders:
      The 2006 Annual Meeting of Stockholders of Eastman Chemical Company (“Eastman” or the “Company”) will be held at the Toy F. Reid Employee Center, located at 400 South Wilcox Drive, Kingsport, Tennessee, on May 4, 2006, at 11:30 a.m., local time, for the following purposes:

•	Elect Directors. To consider and act with respect to the election of three directors to serve in the class for which the term in office expires at the 2009 Annual Meeting of Stockholders and until their successors are duly elected and qualified;

•	Ratify Appointment of Independent Accountants. To consider and act with respect to ratification of the action by the Audit Committee of the Board of Directors appointing PricewaterhouseCoopers LLP as independent accountants for the Company for 2006; and

•	Other Business. To transact such other business as may come properly before the Annual Meeting or any adjournments or postponements thereof.
      Only stockholders of record at the close of business on March 15, 2006 are entitled to vote at the Annual Meeting. It is important that your shares be represented and voted at the Annual Meeting. Please vote by proxy in one of these ways:

•	Use the toll-free telephone number shown on your proxy card or voting instruction form (if you received the proxy materials by mail from a broker or bank);

•	By Internet at the web address shown on your proxy card or voting instruction form; or

•	Mark, sign, date and promptly return your proxy card or voting instruction form in the postage-paid envelope provided.
      Signing and returning the proxy card or submitting your proxy via Internet or by telephone does not affect your right to vote in person if you attend the Annual Meeting.

By order of the Board of Directors

Theresa K. Lee
Chief Legal Officer and Corporate Secretary
March 24, 2006

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS OF
EASTMAN CHEMICAL COMPANY
TO BE HELD ON MAY 4, 2006
INFORMATION REGARDING THE ANNUAL MEETING
Proxy Statement and Annual Meeting
     This Proxy Statement is dated March 24, 2006 and is first being mailed and delivered electronically to Eastman stockholders, and made available on the Internet at the Company’s website (www.eastman.com), on or about March 29, 2006. This Proxy Statement is being furnished to stockholders in connection with the solicitation of proxies by the Company’s Board of Directors for use at the Annual Meeting of Stockholders of the Company to be held on May 4, 2006, and at any adjournments or postponements thereof. At the Annual Meeting, stockholders will be asked to consider and vote on the items of business listed in the accompanying Notice of Annual Meeting and described in more detail under “Proposals to be Voted Upon at the Annual Meeting” in this Proxy Statement.
Voting By Proxy
     By executing and returning your proxy (either by returning the paper proxy card or by submitting your proxy electronically via the Internet, or by telephone), you appoint Richard A. Lorraine, the Company’s Chief Financial Officer, and Theresa K. Lee, the Company’s Chief Legal Officer and Corporate Secretary, to represent you at the Annual Meeting and direct them to vote your shares at the Annual Meeting according to your instructions. Shares of common stock represented by proxy will be voted by the proxy holders at the Annual Meeting in accordance with your instructions as indicated in the proxy. If you properly execute and return your proxy (in paper form, electronically via the Internet, or by telephone) but do not indicate any voting instructions, your shares will be voted in accordance with the recommendations of the Board of Directors as to the matters identified in this Proxy Statement and in the best judgment of the proxy holders as to any other matters.
     Stockholders of record may vote by proxy in one of three ways:

•	by telephone: call (888) 693-8683 and follow the instructions on your proxy card;

•	via the Internet: visit the www.cesvote.com website and follow the instructions on your proxy card; or

•	by mail: mark, sign, date and mail your proxy card in the enclosed postage-paid envelope.
The Internet and telephone voting procedures are designed to authenticate stockholder identities, to allow stockholders to give voting instructions, and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting by Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access and telephone or cable service providers, that must be paid by the stockholder.
     If your shares are held in “street name” through a broker, bank or other holder of record, you will receive instructions from the registered holder that you must follow in order for your shares to be voted for you by that record holder. Telephone and Internet voting is also offered to stockholders who own their shares through certain banks and brokers.
How to Revoke Your Proxy
     You may revoke your proxy at any time before its exercise at the Annual Meeting by:

•	giving written notice of revocation to the Corporate Secretary of the Company;

•	executing and delivering a later-dated, signed proxy card or submitting a later-dated proxy via the Internet or by telephone before the Annual Meeting; or

•	voting in person at the Annual Meeting.
All written notices of revocation or other communications with respect to revocation of proxies should be sent to Eastman Chemical Company, P.O. Box 431, Kingsport, Tennessee 37662-5280, Attention: Corporate Secretary, so that they are received before the Annual Meeting.

Record Date; Stockholders Entitled to Vote; Voting Rights
      The Company’s Board of Directors has fixed the close of business on March 15, 2006 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting. Only holders of record of shares of common stock as of the record date will be entitled to vote at the Annual Meeting. If your shares are held in the name of a broker, bank or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the Annual Meeting.
      As of the record date, there were 81,752,676 shares of common stock issued and outstanding. Holders of common stock are entitled to one vote on each matter considered and voted upon at the Annual Meeting for each share of common stock they hold of record as of the record date.
Quorum
      The presence, in person or by proxy, of the holders of a majority of the shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum to conduct business at the Annual Meeting. Abstentions, votes withheld, and “broker non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a nominee (such as a broker or bank) holding shares in “street name” as the registered holder for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner.
Vote Required for Approval of Each Matter to be Considered
      A plurality of the votes cast is required for the election of directors. With respect to the election of directors, stockholders may by proxy (1) vote “for” all three nominees, (2) “withhold” authority to vote for all such nominees, or (3) withhold authority to vote for any individual nominee or nominees but vote for the other nominee(s). Because directors are elected by a plurality of the votes cast (meaning the three nominees receiving the greatest number of votes will be elected), withholding authority to vote with respect to one or more nominees will have no effect on the outcome of the election. Similarly, any broker non-votes are not considered to be votes cast and therefore would have no effect on the outcome of the election of directors.
      The affirmative vote of a majority of the votes cast is required for approval of the ratification of the appointment of independent accountants. With respect to this item, stockholders may (1) vote “for,” (2) vote “against,” or (3) “abstain” from voting. Abstentions and broker non-votes are not considered to be votes cast and therefore will have no effect on the outcome of this proposal.
Proxy Solicitation Costs
      The Company will bear the cost of soliciting proxies and the cost of the Annual Meeting. In addition to the solicitation of stockholders by mail and electronic means, proxies may be solicited by telephone, facsimile, personal contact, and similar means by directors, officers, or employees of the Company, none of whom will be specially compensated for these activities. The Company also contacts brokerage houses, banks, nominees, custodians, and fiduciaries who can be identified as record holders of common stock. Such holders, after inquiry by the Company, provide certain information concerning beneficial owners not objecting to the disclosure of such information and the quantities of proxy materials and annual reports needed to supply such materials to beneficial owners, and the Company reimburses such record holders for the expense of providing such beneficial ownership information and of mailing proxy materials and annual reports to beneficial owners. Georgeson Shareholder has been retained by the Company to assist with the solicitation of proxies for a fee of $11,000 plus reimbursement of out-of-pocket expenses.

Matters Raised at the Annual Meeting Not Included in this Proxy Statement
      The Company’s management does not expect any business to be acted upon at the Annual Meeting other than as described in this Proxy Statement under “Proposals to be Voted Upon at the Annual Meeting.” If, however, other matters are properly brought before the Annual Meeting, the persons appointed as proxies will have the discretion to vote or act on those matters for you according to their best judgment.
Stockholder Proposals for the 2007 Annual Meeting
      In accordance with rules of the Securities and Exchange Commission (the “SEC”), if you wish to submit a proposal for presentation at Eastman’s 2007 Annual Meeting of Stockholders, it must be received by the Company at its principal executive offices on or before November 24, 2006 in order to be included in the Company’s proxy materials relating to its 2007 Annual Meeting of Stockholders.
      In addition, the Company’s Bylaws require that a proposal to be submitted by a stockholder for a vote of the Company’s stockholders at an annual meeting of stockholders, whether or not also submitted for inclusion in the Company’s proxy materials, must be preceded by adequate and timely notice to the Corporate Secretary of the Company. To be adequate, the notice must set forth certain information specified in our Bylaws about the stockholder and the proposal. The Company’s Bylaws are available through the “Investors — Corporate Governance” section of the Company’s website, and also will be provided to any stockholder upon written request. To be timely, the notice must be delivered to the Corporate Secretary of the Company not less than 45 days prior to the day of the month on which the notice of the immediately preceding year’s annual meeting of stockholders was first sent to the stockholders of the Company. If, as expected, notice of the Annual Meeting is first sent to stockholders on March 29, 2006, then such advance notice would be timely if delivered on or before February 12, 2007.
Nominations by Stockholders for Election to the Board of Directors
      The Company’s Bylaws provide that nominations by stockholders of persons for election to the Board of Directors may be made by giving adequate and timely notice to the Corporate Secretary of the Company. To be adequate, the nomination notice must set forth certain information specified in our Bylaws about each stockholder submitting a nomination and each person being nominated. The Company’s Bylaws are available through the “Investors — Corporate Governance” section of the Company’s website, and also will be provided to any stockholder upon written request. To be timely, the nomination notice must be delivered to the Corporate Secretary of the Company not less than 45 days prior to the day of the month on which the notice of the immediately preceding year’s annual meeting of stockholders was first sent to the stockholders of the Company. The Nominating and Corporate Governance Committee of the Board of Directors will consider persons nominated by stockholders and recommend to the full Board whether or not such nominee should be included with the Board’s nominees for election by stockholders. See “Proposals to be Voted Upon at the Annual Meeting — Item 1 — Election of Directors — Board Committees — Nominating and Corporate Governance Committee  — Director Nominations.”
Annual Report to Stockholders, Annual Report on Form 10-K, and Corporate Governance Materials
      The Company’s Annual Report to Stockholders for 2005, including consolidated financial statements for the year ended December 31, 2005, is being mailed and delivered electronically to stockholders, and made available on the Internet at the Company’s web site, concurrently with this Proxy Statement but does not form any part of the proxy solicitation material. This year’s Annual Report to Stockholders includes the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 as filed with the SEC. This information is also available via the Internet at the Company’s web site (www.eastman.com), and the version of such report (with exhibits) filed with the SEC is available at the SEC’s web site (www.sec.gov).
      The Company also makes available free of charge, through the “Investors — Corporate Governance” section of its Internet web site, its Corporate Governance Guidelines, the charters of each of the committees of the Board, and codes of business conduct and ethics for directors, officers and employees. Such materials are also available in print upon written request of any stockholder to Eastman Chemical Company, P.O. Box 431, Kingsport, Tennessee 37662-5280, Attention: Investor Relations.
Stockholder Communications to the Board of Directors
      Stockholders may communicate with non-management directors in writing by directing such communications to the Chair of the Nominating and Corporate Governance Committee, Eastman Chemical Company, P.O. Box 1976, Kingsport, Tennessee 37662-5075. Any written communications from stockholders concerning substantive Board or Company matters are promptly forwarded by the office of the Corporate Secretary to the Chair of the Nominating and Corporate Governance Committee, and the office of the Corporate Secretary keeps and regularly provides to the Chair of the Nominating and Corporate Governance Committee a summary of any written communications received.

PROPOSALS TO BE VOTED UPON AT THE ANNUAL MEETING
ITEM 1 — ELECTION OF DIRECTORS
      The Company’s Board of Directors is divided into three classes, with the terms of office of the respective classes ending in successive years. Under the Company’s Bylaws, a director reaching age 70 during any term of office continues to be qualified to serve only until the next annual meeting of stockholders following his or her 70th birthday (or, if approved by unanimous action of the Board of Directors, until the next annual meeting following his or her 71st birthday). Unless additional terms of office are approved by the Board of Directors in certain circumstances, the maximum number of consecutive full three-year terms of office that may be served by any director is three.
      Three directors are currently in the class for which the term in office expires at the Annual Meeting, and each of them has been nominated for re-election for a new three-year term. The terms of the other seven directors continue after the Annual Meeting.
      The stockholders are being asked to vote on the election of three directors to the class for which the term of office shall expire at the Annual Meeting of Stockholders in 2009 and their successors are duly elected and qualified. All shares of common stock represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified. If you execute and return a proxy without instruction, your shares will be voted for the election of the three nominees identified below. If any nominee is unable or unwilling to serve (which is not anticipated), the persons designated as proxies will vote your shares for the remaining nominees and for another nominee proposed by the Board or, as an alternative, the Board could reduce the number of directors to be elected at the Annual Meeting.
      The nominees have been recommended to the Board of Directors by the Nominating and Corporate Governance Committee of the Board. (See “Board Committees — Nominating and Corporate Governance Committee”.) The Board of Directors unanimously recommends that you vote “FOR” election of the three nominees identified below.
      Set forth below is certain information regarding each director nominated for re-election or whose term in office will continue after the Annual Meeting.

NOMINEES FOR DIRECTOR Term Expiring Annual Meeting 2009

STEPHEN R. DEMERITT (director since February 2003)

Mr. Demeritt served as Vice Chairman of General Mills, Inc. from 1999 until his retirement in 2005. General Mills is a leading producer of packaged consumer foods. He joined General Mills in 1969 and served in a variety of marketing positions, including President, International Foods from 1991 to 1993 and Chief Executive Officer of Cereal Partners Worldwide, General Mills’ global cereal joint venture with Nestle, from 1993 to 1999. Mr. Demeritt is 62.

ROBERT M. HERNANDEZ (director since August 2002)

Mr. Hernandez has been Chairman of the Board of RTI International Metals, Inc. since 1990, and was Vice Chairman of the Board and Chief Financial Officer of USX Corporation from 1994 until his retirement in 2001. He joined U.S. Steel Corporation, the predecessor of USX, in 1968, and held positions of increasing responsibility in the financial and operating organizations, including Vice President and Treasurer from 1984 to 1987, Senior Vice President and Controller from 1987 to 1989, President, U.S. Diversified Group from 1989 to 1990, Senior Vice President, Finance from 1990 to 1991, and Executive Vice President and Chief Financial Officer from 1991 to 1994. RTI, a NYSE listed company, is a leading U.S. producer of titanium mill products and fabricated-metal parts for the global market, and was affiliated with USX prior to 2000. Mr. Hernandez is also Lead Director of American Casualty Excess (ACE) Ltd. and Vice Chairman of the Board of Trustees of BlackRock Mutual Funds. Mr. Hernandez is 61.

DAVID W. RAISBECK (director since December 2000)

Mr. Raisbeck is Vice Chairman of Cargill, Incorporated, an agricultural trading and processing company. He joined Cargill in 1971 and has held a variety of merchandising and management positions focused primarily in the commodity and financial trading businesses. Mr. Raisbeck was appointed President of Cargill’s Financial Markets Division in 1988 and President of Cargill’s Trading Sector in 1993, was elected a director of Cargill in 1994, Executive Vice President in 1995, and to his current position in 1999. He is also a member of the board of directors of Cardinal Health, Inc. Mr. Raisbeck is 56.

MEMBERS OF BOARD OF DIRECTORS CONTINUING IN OFFICE Term Expiring Annual Meeting 2007

RENÉE J. HORNBAKER (director since September 2003)

Ms. Hornbaker has served as Consultant to the Chief Executive Officer of CompuCom Systems, Inc., an information technology services provider, since 2005. She was Vice President and Chief Financial Officer of Flowserve Corporation, a provider of industrial flow management products and services, from 1997 until 2004. In 1977, Ms. Hornbaker joined the accounting firm Deloitte, Haskins & Sells, now Deloitte & Touche Tohmatsu, where she became a senior manager of its audit practice in the firm’s Chicago office. Following that, she served in senior financial positions with several major companies from 1986 until 1996, when she joined BW/IP, Inc., a predecessor of Flowserve, as Vice President, Business Development. Ms. Hornbaker is 53.

THOMAS H. MCLAIN (director since February 2004)

Mr. McLain has served as Chairman, Chief Executive Officer, and President of Nabi Biopharmaceuticals since 2004 and was Chief Executive Officer, President and a director of Nabi from 2002 until 2004. Nabi is a biotechnology company that applies its knowledge of the human immune system to develop and market products that address serious medical conditions. Previously, Mr. McLain served as President, Chief Operating Officer and a director in 2002 and 2003, and in 2001 and 2002, he served as Executive Vice President and Chief Operating Officer. From 1998 to 2001, Mr. McLain served as Senior Vice President, Corporate Services and Chief Financial Officer. From 1988 to 1998, Mr. McLain was employed by Bausch & Lomb, Inc., a global eye care company, where he held various senior financial management positions of increasing responsibility. Before joining Bausch & Lomb, Mr. McLain practiced with the accounting firm of Ernst & Young LLP. Mr. McLain is 48.

PETER M. WOOD (director since May 2000)

Mr. Wood served as Managing Director of J.P. Morgan & Company, an investment banking firm, from 1986 until his retirement in 1996, and was Vice President, Mergers & Acquisitions, of Kidder, Peabody & Company, Inc., an investment banking firm, from 1981 to 1986. From 1966 to 1981 Mr. Wood was a member (and a partner since 1971) of the international management consulting firm of McKinsey & Company. Mr. Wood was non-executive Chairman of the Board of Stone & Webster, Incorporated from 2000 to 2004. He is also a member of the board of directors of Middlesex Mutual Assurance Company. Mr. Wood is 67.

Term Expiring Annual Meeting 2008

MICHAEL P. CONNORS (director since March 2005)

Mr. Connors served as a member of the Executive Board of VNU N.V., a major worldwide media and marketing information company, from the merger of ACNielsen into VNU in 2001 until 2005, and served as Chairman and Chief Executive Officer of VNU Media Measurement & Information Group and Chairman of VNU World Directories until 2005. He previously was Vice Chairman of the Board of ACNielsen from its spin-off from the Dun & Bradstreet Corporation in 1996 until 2001, was Senior Vice President of American Express Travel Related Services from 1989 until 1995, and before that was a Corporate Vice President of Sprint Corporation. Mr. Connors is also a member of the board of directors of R.H. Donnelley Corporation. Mr. Connors is 50.

J. BRIAN FERGUSON (director since January 2002)

Mr. Ferguson has been Chairman of the Board and Chief Executive Officer of the Company since 2002. He joined Eastman in 1977. Mr. Ferguson was named Vice President, Industry and Federal Affairs in 1994, became Managing Director, Greater China in 1997, was named President, Eastman Chemical Asia Pacific in 1998, became President, Polymers Group in 1999, and became President, Chemicals Group in 2001. He is also a member of the board of directors of FPL Group, Inc., parent company of Florida Power & Light Company. Mr. Ferguson serves as a member of the American Chemistry Council Board of Directors and the National Association of Manufacturers Board of Directors, on the Executive Committee of the Business Roundtable, on the President’s Export Council, and as a Trustee of the United States Council for International Business. Mr. Ferguson is 51.

DONALD W. GRIFFIN (director since May 1999)

Mr. Griffin was Chairman of the Board of Olin Corporation, a manufacturer of chemicals, metals, and ammunition, from 1996 until his retirement in 2003. He joined Olin in 1961, served in a series of marketing and management positions prior to appointment to the position of President and Chief Operating Officer in 1994, became Chairman, President, and Chief Executive Officer in 1996, and retired as President and Chief Executive Officer in 2002. Mr. Griffin is also a member of the boards of directors of Olin Corporation and of Barnes Group, Inc., and serves as a trustee of the University of Evansville and the Buffalo Bill Historical Center. Mr. Griffin is 69.

HOWARD L. LANCE (director since December 2005)

Mr. Lance has served as President, Chief Executive Officer, and a director of Harris Corporation since January 2003, and was appointed Chairman of the Board in June 2003. Harris is an international communications and information technology company serving government and commercial markets. Mr. Lance was President of NCR Corporation, an information technology services provider, and Chief Operating Officer of its Retail and Financial Group from July 2001 until October 2002. Prior to joining NCR, he spent 17 years with Emerson Electric Company, an electronic products and systems company, where he held increasingly senior management positions. Earlier, Mr. Lance held sales and marketing positions with the Scott-Fetzer Company and Caterpillar, Inc. Mr. Lance is 50.

Director Independence
      The Board of Directors and its Nominating and Corporate Governance Committee have reviewed the standards of independence for directors established by applicable laws and regulations, including the listing standards of the New York Stock Exchange, and by the Company’s Corporate Governance Guidelines and have reviewed and evaluated the relationships of directors with the Company and its management. Based upon this review and evaluation, the Board has determined that none of the current non-management members of the Board of Directors has a relationship with the Company or its management that would interfere with such director’s exercise of independent judgment, and that each non-employee member of the Board of Directors is an independent director.
      In making this determination, the Nominating and Corporate Governance Committee and the Board reviewed and evaluated all direct and indirect transactions and relationships between the Company and non- management directors and their affiliates. Under the New York Stock Exchange listing standards and the Corporate Governance Guidelines, an “independent” director is one who has “no direct or indirect material relationship with the Company or its management” and who:

•	has not been employed by the Company or any of its subsidiaries or affiliates, and who has no immediate family member who has been an executive officer of the Company, within the previous three years;

•	has not received, and whose immediate family member has not received, in any 12-month period within the previous three years more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service;

•	as to the Company’s internal or external auditor, is not, and whose immediate family member is not, a partner; is not employed by, and whose immediate family member is not employed by and does not participate in the firm’s audit, assurance, or tax compliance (but not tax planning) practice; has not been, and whose immediate family member has not been, within the last three years, and is not currently, a partner or employee and personally worked on the Company’s audit;

•	is not and has not in the past three years been employed, and whose immediate family member is not and has not in the past three years been employed, as an executive officer of another company where any of the Company’s present executives at the same time serve or served on that company’s compensation committee;

•	is not an employee of, and whose immediate family member is not an executive officer of, another company that has made payments to, or received payments from, the Company for property or services in an amount that exceeds, in any of the last three years, the greater of $1 million or 2% of such other company’s consolidated gross revenues;

•	has no personal services contract with the Company, any subsidiary or affiliate of the Company or any executive officer;

•	does not have any other business relationship with the Company or any of its subsidiaries or affiliates (other than service as a director) that the Company would be required to disclose in proxy statements or in annual reports on Form 10-K filed with the SEC;

•	is not an executive officer of another company that is indebted to the Company or to which the Company is indebted and the total amount of either company’s indebtedness to the other is more than 1% of the total consolidated assets of the company that he or she serves as an executive officer;

•	is not an officer, director, or trustee of a charitable organization to which discretionary charitable contributions to the organization by the Company or an affiliate are more than 1% of that organization’s total annual charitable receipts or $100,000, whichever is less; and

•	is not a director, executive officer, partner, or greater than 10% equity holder of an entity that provides advisory, consulting, or professional services to the Company, any of its affiliates, or any executive officer.
Board Committees
      The Board of Directors has an Audit Committee, a Nominating and Corporate Governance Committee, a Compensation and Management Development Committee, a Finance Committee, and a Health, Safety, Environmental and Security Committee. All committee members are non-management, independent directors. The written charter of each committee of the Board is available in the “Investors — Corporate Governance” section of the Company’s internet web site (www.eastman.com).

Audit Committee. The members of the Audit Committee are Messrs. Wood (Chair), Hernandez, and McLain, and Ms. Hornbaker. The Audit Committee held 10 meetings during 2005. The purpose of the Audit Committee is to assist the Board in fulfilling the Board’s oversight responsibilities relating to:

•	the integrity of the financial statements of the Company and the Company’s system of internal controls;

•	the Company’s management of and compliance with legal and regulatory requirements;

•	the independence and performance of the Company’s internal auditors;

•	the qualifications, independence, and performance of the Company’s independent auditors; and

•	the retention and termination of the Company’s independent auditors, including the approval of fees and other terms of their engagement, and the approval of non-audit relationships with the independent auditors. See “Item 2 — Ratification of Appointment of Independent Accountants.”
      The Board of Directors has determined that each member of the Audit Committee is “independent” and is an “audit committee financial expert” under applicable provisions of the New York Stock Exchange’s listing standards and of the Securities Exchange Act of 1934 and rules promulgated thereunder.

Audit Committee Report
      The Audit Committee has reviewed and discussed with the Company’s management and PricewaterhouseCoopers LLP, the Company’s independent auditors, the audited financial statements of the Company contained in the Company’s Annual Report to Stockholders for the year ended December 31, 2005. The Audit Committee has also discussed with the Company’s independent auditors the matters required to be discussed pursuant to SAS No. 61 (Codification of Statements on Auditing Standards, Communication with Audit Committees), as amended.
      The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (titled, “Independence Discussions with Audit Committees”), and has discussed with PricewaterhouseCoopers LLP their independence. The Audit Committee has also considered whether the provision of non-audit services to the Company by PricewaterhouseCoopers LLP is compatible with maintaining their independence.
      Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the SEC.
Audit Committee
Peter M. Wood (Chair)
Robert M. Hernandez
Renée J. Hornbaker
Thomas H. McLain

Nominating and Corporate Governance Committee. The members of the Nominating and Corporate Governance Committee are Messrs. Demeritt (Chair), Connors, Griffin, Lance, and Raisbeck. The Nominating and Corporate Governance Committee held three meetings during 2005. The purpose of the Nominating and Corporate Governance Committee is to:

•	identify individuals qualified to become Board members;

•	recommend to the Board candidates to fill Board vacancies and newly-created director positions;

•	recommend to the Board whether incumbent directors should be nominated for re-election to the Board upon the expiration of their terms;

•	develop and recommend corporate governance principles;

•	review and make recommendations to the Board regarding director compensation; and

•	recommend committee structures, membership, and chairs.

Director Nominations. The Nominating and Corporate Governance Committee is responsible for reviewing and selecting potential directors who possess the skills, knowledge, and understanding necessary for the Board of Directors to successfully perform its role in corporate governance. The Nominating and Corporate Governance Committee considers not only an individual director’s or possible nominee’s qualities, performance, and professional responsibilities, but also the then-current composition of the Board of Directors and the challenges and needs of the Board of Directors as a whole at that time. In general, the desired attributes of individual directors, including those of any nominees of stockholders, are as follows:

•	integrity and demonstrated high ethical standards;

•	experience with business administration processes and principles;

•	the ability to express opinions, raise difficult questions, and make informed, independent judgments;

•	knowledge, experience, and skills in at least one specialty area, for example:

•	accounting or finance,

•	corporate management,

•	marketing,

•	manufacturing,

•	technology,

•	information systems,

•	the chemical industry,

•	international business, or

•	legal or governmental expertise;

•	the ability to devote sufficient time to prepare for and attend Board of Directors meetings (it is assumed that service on up to three other boards of directors will not impair a director’s service on the Company’s Board; the Nominating and Corporate Governance Committee will review instances in which a director serves on more than three other for-profit companies’ boards of directors);

•	willingness and ability to work with other members of the Board of Directors in an open and constructive manner;

•	the ability to communicate clearly and persuasively; and

•	diversity in gender, ethnic background, geographic origin, or personal and professional experience.
      The Nominating and Corporate Governance Committee will consider persons nominated by stockholders and recommend to the full Board whether or not such nominee should be included with the Board’s nominees for election by stockholders. See “Information Regarding the Annual Meeting — Nominations by Stockholders for Election to the Board of Directors”. The Board and the Nominating and Corporate Governance Committee have from time to time engaged the services of director search firms to assist in the identification of qualified potential director nominees.

Compensation and Management Development Committee. The members of the Compensation and Management Development Committee (the “Compensation Committee”) are Messrs. Griffin (Chair), Connors, Demeritt, Lance, and Raisbeck. The Compensation Committee held seven meetings during 2005. The purpose of the Compensation Committee is to establish and administer the Company’s policies, programs, and procedures for evaluating, developing, and compensating the Company’s senior management. Among other things, the committee discharges the Board’s responsibilities relating to compensation of the Company’s executive officers, reviews and approves the adoption of cash and equity-based incentive management compensation plans, oversees the administration of the Company’s benefits plans, and produces a report on executive compensation for inclusion in the Company’s proxy statement for its annual meeting of stockholders in accordance with applicable SEC rules and regulations. (See “Executive Compensation — Compensation and Management Development Committee Report on Executive Compensation”).

Finance Committee. All of the directors except Mr. Ferguson are members, and Mr. Raisbeck is the Chair, of the Finance Committee. The Finance Committee held five meetings during 2005. The purpose of the Finance Committee is to review with management and, where appropriate, make recommendations to the Board regarding the Company’s financial position and financing activities, including consideration of the Company’s financing plans, corporate transactions (including acquisitions and divestitures), capital expenditures, financial status of the Eastman Retirement Assistance Plan (the Company’s defined benefit pension plan), and payment of dividends.

Health, Safety, Environmental and Security Committee. All of the directors except Mr. Ferguson are members, and Mr. Hernandez is the Chair, of the Health, Safety, Environmental and Security Committee. The Heath, Safety, Environmental and Security Committee held two meetings during 2005. The purpose of the Health, Safety, Environmental and Security Committee is to review with management and, where appropriate, make recommendations to the Board regarding the Company’s policies and practices concerning health, safety, environmental and security matters.
Director Board and Stockholder Meeting Attendance; Executive Sessions
      The Board of Directors held eight meetings during 2005. Each director attended at least 75% of the aggregate of the total number of meetings of the Board (held during the period for which he or she was a director) and the total number of meetings held by all committees of the Board on which he or she served (during the period that he or she served).
      The non-management directors meet in an “executive session” (i.e., without management) at each regularly scheduled Board of Directors meeting and at such other times as the Board or one or more committees of the Board may determine. The presiding director of each such executive session is the chair of the committee with authority and expertise pertinent to the subject matters to be discussed or, if the subjects to be addressed do not directly pertain to one of the committees, a presiding director is appointed by the Chairman of the Board on a rotating basis.
      The Board of Directors meets before each annual meeting of stockholders, and the directors in attendance at such Board meeting attend the annual meeting of stockholders. All directors then in office attended the 2005 Annual Meeting of Stockholders.

Director Compensation

Directors’ Annual Compensation. Each non-employee director receives the following cash fees, in addition to payment or reimbursement of expenses related to director service:

Annual Retainer for Serving as Director	$80,000
Annual Deferred Retainer (into Stock Account of Directors’ Deferred Compensation Plan)	15,000
Annual Retainer for Serving as Chair of Audit Committee	12,000
Annual Retainer for Serving as Chair of Compensation and Management Development Committee	9,000
Annual Retainer for Serving as Chair of Nominating and Corporate Governance Committee	9,000
Annual Retainer for Serving as Chair of Finance Committee	6,000
Annual Retainer for Serving as Chair of Health, Safety, Environmental and Security Committee	6,000
Annual Retainer for Serving as a Member of the Audit Committee	6,000
      Non-employee directors are also entitled to compensation on a “per diem” basis for significant time spent outside Board or committee meetings for director training, interviewing director candidates, meeting with Company management, meetings with external auditors, or other meetings or activities deemed necessary by the Board or one of its committees, with each such fee equal in amount to $1,500 per event.
      Directors who are also employees of the Company receive no Board or committee fees.

Director Long-Term Compensation Plan. The Company’s 2002 Director Long-Term Compensation Plan (the “DLTP”) provides for an automatic one-time restricted stock award and annual option grants and restricted stock awards to each non-employee director. (The DLTP replaced the 1999 Director Long-Term Compensation Plan, which was substantially similar to the DLTP. Under a prior plan, the 1994 Director Long-Term Compensation Plan, each non-employee director received a one-time restricted stock award and option grant on the first day of his or her initial term of service as a director.) The maximum number of shares of common stock that may be granted or subject to awards under the DLTP is 200,000, subject to adjustment in the event of stock splits, stock dividends, or changes in capital structure affecting common stock. No award may be made under the DLTP after the later of May 1, 2007 or the Company’s 2007 Annual Meeting of Stockholders.
           Annual Option Grants. Under the DLTP, immediately following each annual meeting of stockholders, each non-employee director receives a non-qualified stock option to purchase 2,000 shares of common stock. Such options have an exercise price equal to the fair market value of the underlying shares of common stock on the date the options are granted. The options vest and become exercisable with respect to one-half of the option shares on the first anniversary of the date of the grant and with respect to the remaining shares on the second anniversary of the date of the grant. Each such option has a term of ten years and is nonassignable (except by will or the laws of descent and distribution). If the grantee ceases to be a director for any reason other than death, disability, or completion of his or her normal term of service, all outstanding unexercised options, whether or not vested, will expire.
           If an option is exercised by the surrender of previously-owned shares of common stock while the director is still a director or within 60 days thereafter, then the director exercising the option will be granted a new “reload” option for the number of shares so surrendered. Such reload option will have a term equal to the remaining term of the original option, will have an exercise price equal to the fair market value of the underlying shares as of the date of exercise of the original option, and will otherwise have the same terms and conditions as the original option. Reload options will not, however, have similar replacement rights, and will be exercisable on the earlier of six months from the date of grant or the date of the grantee’s termination as a director.

           Annual Restricted Stock Awards. Immediately following each annual meeting of stockholders, each non-employee director is awarded shares of common stock having a fair market value equal to $5,000 as of such date, subject to certain restrictions. The restricted shares are not transferable (except by will or the laws of descent and distribution) and are subject to forfeiture until the earlier of: (i) the third anniversary of grant (provided the grantee is still a director), (ii) death, disability, or resignation due to term limit or retirement age during the three years after grant, or (iii) departure from the Board at the end of the term of service to which elected. If none of the three alternative vesting events occurs by the third anniversary of the grant date, then the shares are forfeited. During the restricted period, the director has all of the rights of a stockholder (other than the right to transfer the shares) with respect to the restricted shares, including voting and dividend rights.
           One-Time Restricted Stock Awards. In addition to the options and restricted shares described above, each non-employee director is awarded, on the first date of such director’s term of service as a director, shares of common stock having a fair market value equal to $10,000 as of such date, subject to certain restrictions. These restricted shares are not transferable (except by will or the laws of descent and distribution) and are subject to forfeiture until the earlier of: (i) the third anniversary of grant (provided the grantee is still a director), (ii) death, disability or resignation due to term limit or retirement age during the three years after grant, or (iii) failure to be reelected as a director during the three years after grant. If none of the three alternative vesting events occurs by the third anniversary of the grant date, then the shares are forfeited. During the restricted period, the director has all of the rights of a stockholder (other than the right to transfer the shares) with respect to the restricted shares, including voting and dividend rights.
           Treatment of Options and Restricted Stock Upon “Change In Control.” The DLTP contains provisions regarding the treatment of options and restricted shares in the event of a “change in control” of the Company (as defined in the DLTP, generally involving circumstances in which the Company is acquired by another entity or its controlling ownership is changed). In such event, all outstanding options would immediately vest and become exercisable and all outstanding shares of restricted stock would immediately vest and become transferable, and such options and shares would be valued and cashed out on the basis of the change in control price as soon as practicable but in no event more than 90 days after the change in control. However, the Nominating and Corporate Governance Committee has the discretion, notwithstanding any particular event constituting a change in control, to determine that the event is of the type that does not warrant the described consequences with respect to options and restricted shares under the DLTP, in which case such consequences would not occur.

Non-Employee Director Stock Option Plan. Under the Company’s 1996 Non-Employee Director Stock Option Plan (the “Director Stock Option Plan”), each non-employee director may elect to receive options to purchase common stock in lieu of his or her annual retainer fees. A maximum of 150,000 shares of common stock are available for the grant of stock options under the Director Stock Option Plan, subject to adjustment in the event of stock splits, stock dividends, or changes in capital structure affecting common stock. No grant may be made under the Director Stock Option Plan after May 2, 2006.
           Options In Lieu of Retainer Fees. Each non-employee director may make an annual advance irrevocable election to receive all or a portion of his or her retainer to be earned in the following year in options to purchase Eastman common stock. The number of shares of common stock underlying stock options granted is determined by multiplying the amount of the annual retainer the director elects to receive in stock options by three and one-third, then dividing by the fair market value per share of common stock on the date the options are granted. The exercise price per share of all stock options granted under the Director Stock Option Plan is the fair market value per share of common stock on the grant date. Options granted under the Director Stock Option Plan are exercisable six months from the date of grant, and remain exercisable thereafter until the tenth anniversary of the date of grant, regardless of whether the participant is still a director.
           Treatment of Options Upon “Change In Control.” Upon the occurrence of a “change in control” of the Company (as defined in the Director Stock Option Plan, generally involving circumstances in which the Company is acquired by another entity or its controlling ownership is changed), any and all outstanding options under the Director Stock Option Plan become immediately exercisable.

Directors’ Deferred Compensation Plan. The Company maintains the Directors’ Deferred Compensation Plan (the “DDCP”), an unfunded, non-qualified, deferred compensation plan under which non-employee directors of the Company may elect to defer compensation received as a director until such time as they cease to serve as a director. Non-employee directors may make an annual advance irrevocable election to defer compensation for services to be rendered the following year. Compensation that may be deferred includes all cash compensation for service as a director, including retainer and “per diem” fees. In addition, beginning in 2005, $15,000 of each non-employee director’s annual retainer fee is automatically deferred into the director’s Stock Account of the DDCP.
           Terms of Deferral of Director Compensation. The deferred amounts may be credited to individual “Interest Accounts” under the DDCP (which are credited with interest until transfer or distribution at the prime rate as quoted in The Wall Street Journal), to individual “Stock Accounts” under the DDCP (which increase or decrease in value depending upon the market price of Eastman common stock), or to a combination thereof. Under the Stock Account, dollar amounts are “invested” in hypothetical shares of the Company’s common stock. If cash dividends are declared on shares of common stock, then any participant who has hypothetical shares in his or her Stock Account receives a dividend equivalent which is used to “purchase” additional hypothetical shares under the DDCP. A participant may elect to transfer the dollar amount of all or any portion of his or her Stock Account to the Interest Account, or vice versa.
           As to monies deferred prior to January 1, 2005, and earnings thereon, upon termination as a director (i) the value of a participant’s Interest Account and Stock Account will be paid, in cash, in a single lump sum or up to ten annual installments, as determined in the sole discretion of the Nominating and Corporate Governance Committee; and (ii) payment will commence in any year up through the tenth year following termination of directorship, as determined by the Nominating and Corporate Governance Committee, except that payment must commence no later than the year in which the participant reaches age 71. As to monies deferred after December 31, 2004, and earnings thereon, in order to comply with Section 409A of the Internal Revenue Code, the decisions regarding timing and form of payment will be made by each director by advance election, rather than by the Nominating and Corporate Governance Committee.
           As to monies deferred prior to January 1, 2005, and earnings thereon, the DDCP provides that a participant, whether or not still a director, may request that part or all of such participant’s Interest Account and Stock Account be distributed immediately in the event of a severe financial hardship. The determination of whether a hardship exists will be made by the Nominating and Corporate Governance Committee.
           As to monies deferred prior to January 1, 2005, and earnings thereon, the DDCP also provides that a participant may withdraw at any time all or a portion of his or her balances in the Interest Account and Stock Account, provided that the participant forfeits 10% of the balance of his or her accounts and will not be permitted to participate in the DDCP for a period of 36 months from the date of the early withdrawal payment. In addition, if, within any six month period, either 50% or more of the DDCP participants elect such early withdrawal from the DDCP or 20% or more of DDCP participants with aggregate account balances valued at 50% or more of the total value of all DDCP accounts elect such early withdrawal, then the accounts of each remaining DDCP participant will be distributed in a single lump sum.
           Treatment of Deferred Compensation Upon “Change In Control.” If the Company undergoes a “change in control” (as defined in the DDCP, generally circumstances in which the Company is acquired by another entity or its controlling ownership is changed), then the accounts of each participant, whether or not the participant is still a director, will be paid in a single lump sum no later than 90 days following the change in control. As to monies deferred after December 31, 2004, and earnings thereon, in order to comply with Section 409A of the Internal Revenue Code, it may be necessary to delay payment until the participant’s termination as a director.

ITEM 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
      The Audit Committee of the Board of Directors has retained PricewaterhouseCoopers LLP as independent accountants to audit the consolidated financial statements of the Company and its subsidiaries for the year ended December 31, 2006.
      PricewaterhouseCoopers LLP also served as the Company’s independent accountants for the years ended December 31, 2005 and 2004, and has billed the Company the following amounts for fees and related expenses for professional services rendered during 2005 and 2004:

Audit Fees: $6.5 million, in the aggregate, for the year ended December 31, 2005, and $6.3 million, in the aggregate, for the year ended December 31, 2004, for professional services rendered for the audits of the consolidated financial statements of the Company (including the audit of internal controls over financial reporting), statutory and subsidiary audits, issuance of comfort letters, and assistance with review of documents filed with the SEC.

Audit-Related Fees: $700,000, in the aggregate, for the year ended December 31, 2005, and $3.1 million, in the aggregate, for the year ended December 31, 2004, for assurance and related services, including employee benefit plan audits, other audit procedures, and consultations concerning financial accounting and reporting standards. Also included as part of the “Audit-Related Fees” was approximately $500,000 and $3 million, respectively, for 2005 and 2004 for services rendered in connection with carve out financial statement audits associated with divested assets, businesses, and product lines. (Under the terms of the sale of such assets, businesses, and product lines, the Company was reimbursed by the purchaser for such fee payments.) In addition, various employee benefit plans were billed for fees and related expenses of $204,000 for 2005 and $166,000 for 2004 for audits of their plan financials by PricewaterhouseCoopers LLP.

Tax Fees: $1.3 million, in the aggregate, for the year ended December 31, 2005, and $1.5 million in the aggregate, for the year ended December 31, 2004, for services related to tax compliance, including expatriate tax services and preparation of tax returns and claims for refunds, tax planning and tax advice, assistance with respect to tax audits, and requests for rulings for technical advice from tax authorities.

All Other Fees: $34,600, in the aggregate, for the year ended December 31, 2005, and $12,900, in the aggregate, for the year ended December 31, 2004, for all services other than those covered above under “Audit Fees,” “Audit-Related Fees,” and “Tax Fees.” “All Other Fees” for 2005 were for services rendered related to technology access and conference fees, and advisory services related to divested assets, businesses, and product lines. “All Other Fees” for 2004 were for services rendered related to technology licensing.
      All auditing and non-audit services provided to the Company by the independent accountants are pre-approved by the Audit Committee or in certain instances by the Chair of the Audit Committee pursuant to delegated authority. At the beginning of each year, the Audit Committee reviews and approves all known audit and non-audit services and fees to be provided by and paid to the independent accountants. During the year, specific audit and non-audit services or fees not previously approved by the Audit Committee are approved in advance by the Audit Committee or by the Chair of the Audit Committee pursuant to delegated authority. In addition, during the year the Chief Financial Officer and the Audit Committee monitor actual fees to the independent accountants for audit and non-audit services.
      The stockholders are being asked to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP. All shares of common stock represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified. If you execute and return a proxy without instruction, your shares will be voted for ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for the Company. If the stockholders fail to ratify this appointment, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

      A representative of PricewaterhouseCoopers LLP is expected to attend the Annual Meeting and will have the opportunity to make a statement on behalf of the firm if he desires to do so. The representative is also expected to be available to respond to appropriate questions from stockholders.
      The Board of Directors unanimously recommends that you vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants.
STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
Common Stock
      The table below sets forth certain information regarding the beneficial ownership of Eastman common stock as of December 31, 2005 by each director, by each executive officer named in the Summary Compensation Table (under “Executive Compensation — Compensation Tables”), and by the directors, the named executive officers, and the other executive officers as a group.

	Number of Shares of
	Common Stock Beneficially
Name	Owned(1)(2)

J. Brian Ferguson	338,707	(3)
Theresa K. Lee	43,397	(4)
Richard A. Lorraine	134,468	(5)
James P. Rogers	308,699	(6)
Allan R. Rothwell	77,310	(7)
Michael P. Connors	250	(8)
Stephen R. Demeritt	4,658	(9)
Donald W. Griffin	11,787	(10)
Robert M. Hernandez	6,589	(11)
Renée J. Hornbaker	3,493	(12)
Howard L. Lance	179	(13)
Thomas H. McLain	1,523	(14)
David W. Raisbeck	7,793	(15)
Peter M. Wood	10,763	(16)
Directors, named executive officers, and other executive officers as a group (17 persons)	1,017,758	(17)

(1)	Information relating to beneficial ownership is based upon information furnished by each person using “beneficial ownership” concepts set forth in rules of the SEC. Under those rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of, or to direct the disposition of, such security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership (such as by exercise of options) within 60 days. Under such rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial interest. Except as indicated in other notes to this table, directors and executive officers possessed sole voting and investment power with respect to all shares of common stock referred to in the table.
(2)	The total number of shares of common stock beneficially owned by the directors, the named executive officers, and the other executive officers as a group represents approximately 1.24% of the shares of common stock outstanding as of December 31, 2005. The percentage beneficially owned by any individual director or executive officer does not exceed one percent of the outstanding shares of common stock. Shares not outstanding which are subject to options exercisable within 60 days by persons in the group or a named individual are deemed to be outstanding for the purpose of computing the percentage of outstanding shares of common stock owned by the group or such individual.
(3)	Includes 292,845 shares that may be acquired upon exercise of options, 578 shares allocated to Mr. Ferguson’s Employee Stock Ownership Plan (“ESOP”) account, and 18,680 restricted shares that generally vest as to one-half of the shares in October 2006 and 2007, respectively, but as to which Mr. Ferguson currently has voting power.

(4)	Includes 32,356 shares that may be acquired upon exercise of options, 737 shares allocated to Ms. Lee’s ESOP account, and 2,500 restricted shares that generally vest in December 2006 but as to which Ms. Lee currently has voting power.
(5)	Includes 198 shares allocated to Mr. Lorraine’s ESOP account and 20,000 restricted shares that generally vest in December 2006 but as to which Mr. Lorraine currently has voting power. Also includes 106,771 shares owned by the Eastman Chemical Company Foundation, Inc., of which shares Mr. Lorraine may also be deemed a beneficial owner by virtue of his shared voting and investment power as a director of the Foundation.
(6)	Includes 280,453 shares that may be acquired upon exercise of options and 1,027 shares allocated to Mr. Rogers’ ESOP account.
(7)	Includes 57,736 shares that may be acquired upon exercise of options and 769 shares allocated to Mr. Rothwell’s ESOP account.
(8)	Consists of 165 restricted shares that generally vest in March 2008, but as to which Mr. Connors currently has voting power, and 85 restricted shares that generally vest in May 2008, but as to which he currently has voting power.
(9)	Includes 3,000 shares that may be acquired upon exercise of options, 293 restricted shares that generally vest in February 2006, but as to which Mr. Demeritt currently has voting power, 166 restricted shares that generally vest in May 2006, but as to which he currently has voting power, 114 restricted shares that generally vest in May 2007, but as to which he currently has voting power, and 85 restricted shares that generally vest in May 2008, but as to which he currently has voting power.

(10)	Includes 9,000 shares that may be acquired upon exercise of options, 166 restricted shares that generally vest in May 2006, but as to which Mr. Griffin currently has voting power, 114 restricted shares that generally vest in May 2007, but as to which he currently has voting power, and 85 restricted shares that generally vest in May 2008, but as to which he currently has voting power.
(11)	Includes 3,000 shares that may be acquired upon exercise of options, 166 restricted shares that generally vest in May 2006, but as to which Mr. Hernandez currently has voting power, 114 restricted shares that generally vest in May 2007, but as to which he currently has voting power, and 85 restricted shares that generally vest in May 2008, but as to which he currently has voting power.
(12)	Includes 1,000 shares that may be acquired upon exercise of options, 278 restricted shares that generally vest in September 2006, but as to which Ms. Hornbaker currently has voting power, 114 restricted shares that generally vest in May 2007, but as to which she currently has voting power, and 85 restricted shares that generally vest in May 2008, but as to which she currently has voting power.
(13)	Consists of restricted shares that generally vest in December 2008, but as to which Mr. Lance currently has voting power.
(14)	Includes 1,000 shares that maybe acquired upon exercise of options, 252 restricted shares that generally vest in February 2007, but as to which Mr. McLain currently has voting power, 114 restricted shares that generally vest in May 2007, but as to which he currently has voting power, and 85 restricted shares that generally vest in May 2008, but as to which he currently has voting power. Also includes 52 shares held by Mr. McLain’s spouse, as to which shares Mr. McLain disclaims beneficial ownership.
(15)	Includes 7,000 shares that may be acquired upon exercise of options, 166 restricted shares that generally vest in May 2006, but as to which Mr. Raisbeck currently has voting power, 114 restricted shares that generally vest in May 2007, but as to which he currently has voting power, and 85 restricted shares that generally vest in May 2008, but as to which he currently has voting power.
(16)	Includes 8,000 shares that may be acquired upon exercise of options, 166 restricted shares that generally vest in May 2006, but as to which Mr. Wood currently has voting power, 114 restricted shares that generally vest in May 2007, but as to which he currently has voting power, and 85 restricted shares that generally vest in May 2008, but as to which he currently has voting power. Also includes 1,000 shares held by Mr. Wood’s spouse, as to which shares Mr. Wood disclaims beneficial ownership.
(17)	Includes a total of 753,092 shares that may be acquired upon exercise of options and 5,192 shares allocated to executive officers’ ESOP accounts. Also includes 106,771 shares owned by the Eastman Chemical Company Foundation, Inc., of which shares Mr. Lorraine and one other executive officer not named above may each be deemed a beneficial owner by virtue of their shared voting and investment power as directors of the Foundation.

Common Stock and Common Stock Units
      In addition to shares of Eastman common stock beneficially owned, certain executive officers and directors have units of common stock (“Common Stock Units”) credited to their individual Stock Accounts in the Eastman Executive Deferred Compensation Plan (the “EDCP”) and in the DDCP, respectively. See “Item 1 — Election of Directors — Director Compensation — Directors’ Deferred Compensation Plan,” “Executive Compensation — Compensation Tables — Summary Compensation Table” and “— Compensation and Management Development Committee Report on Executive Compensation.”
      Eastman has stock ownership guidelines for its directors and executive officers. These guidelines require such persons to acquire and maintain a stake in the Company valued at three times annual base pay for the Chief Executive Officer, two times annual base pay for the other executive officers named in the Summary Compensation Table, and one and one-half times the annual retainer fee for non-employee directors. See “Executive Compensation — Compensation and Management Development Committee Report on Executive Compensation — Stock-Based Incentive Pay.” Common Stock Units are counted with certain shares of common stock beneficially owned (excluding certain shares that may be deemed beneficially owned under SEC rules, such as shares underlying options and shares over which the individual shares voting and investment power but in which the individual has no pecuniary interest) for purposes of the Company’s stock ownership guidelines. Common Stock Units represent hypothetical “investments” in Eastman common stock. The value of one Common Stock Unit is equal to the market value of one share of Eastman common stock. Although the DDCP and EDCP allow Common Stock Units to be paid out only in the form of cash, and not in shares of common stock, Common Stock Units create essentially the same stake in the market performance of the Company’s common stock as do actual shares of common stock. The table below shows, for each director and each executive officer named in the Summary Compensation Table, and for the directors, the named executive officers, and the other executive officers as a group, the aggregate of the number of shares of common stock beneficially owned by such person and group, as set forth in the preceding table, and the number of Common Stock Units credited to the Stock Accounts of such person and group as of December 31, 2005. The table below is included to provide a better indication of the stake of the named individuals, and of the group, with respect to Eastman common stock.

Number of Shares of
Common Stock and
Common Stock Units
Name	Beneficially Owned

J. Brian Ferguson	354,038
Theresa K. Lee	49,946
Richard A. Lorraine	134,468 (1)
James P. Rogers	311,239
Allan R. Rothwell	81,698
Michael P. Connors	488
Stephen R. Demeritt	6,516
Donald W. Griffin	12,080
Robert M. Hernandez	6,882
Renée J. Hornbaker	4,714
Howard L. Lance	203
Thomas H. McLain	1,816
David W. Raisbeck	15,147
Peter M. Wood	11,056
Directors, named executive officers, and other executive officers as a group (17 persons)	1,058,433 (1)

(1)	Includes 106,771 shares owned by the Eastman Chemical Company Foundation, Inc., over which shares Mr. Lorraine and one other executive officer not named share voting and investment power as directors of the Foundation but in which shares such executive officers have no pecuniary interest.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
      The following table sets forth certain information regarding the only known beneficial owners of more than 5% of Eastman common stock as of December 31, 2005.

	Number of Shares of	Percent
	Common Stock	of
Name and Address of Beneficial Owner	Beneficially Owned	Class(1)

Barclays Global Investors, NA	9,030,029 (2)	11.05%
45 Fremont Street
San Francisco, California 94105

Lord, Abbett & Co. LLC	8,978,700 (3)	10.98%
90 Hudson Street
Jersey City, New Jersey 07302

(1)	Based upon the number of shares of common stock outstanding and entitled to be voted at the Annual Meeting as of the record date.
(2)	As of December 31, 2005, based on a Schedule 13G filed with the SEC by Barclays Global Investors, NA, a bank, and certain affiliated bank, broker-dealer, and investment adviser entities. According to the Schedule 13G, Barclays Global Investors and such affiliated entities together have sole investment power with respect to all of such shares and sole voting power with respect to 8,214,629 of such shares.
(3)	As of December 31, 2005, based on a Schedule 13G filed with the SEC by Lord, Abbett & Co. LLC, an investment adviser. According to the Schedule 13G, Lord, Abbett has sole investment and voting power with respect to all of such shares.

EXECUTIVE COMPENSATION
Compensation Tables
      The following Summary Compensation Table sets forth certain information concerning compensation of Eastman Chemical Company’s Chief Executive Officer and each of the Company’s four other most highly compensated executive officers for 2005.
Summary Compensation Table

							Long-Term Compensation

							Awards				Payouts
		Annual Compensation(1)
							Restricted
					Other Annual		Stock		Securities		Long-Term
					Compensation		Awards		Underlying		Incentive Plan	All Other
Name and Principal Position	Year	Salary(2)	Bonus(2)(3)		(4)(5)(6)		($)(7)		Options(#)		Payouts($)(8)	Compensation(9)

J. Brian Ferguson	2005	$951,538	$2,500,000		$5,443		$0	(10)	191,149	(11)	$2,437,908	$111,327
Chairman and Chief	2004	825,046	1,275,000		1,616		0		129,700	(11)	0	56,502
Executive Officer	2003	787,831	305,000		1,907		0		200,000		183,876	55,312
James P. Rogers	2005	496,923	1,100,000		51,089		0		59,420	(11)	590,639	56,596
Executive Vice	2004	477,923	1,281,800	(12)	4,996		0		43,000	(11)	0	31,204
President and	2003	426,778	145,000		155		0		49,200		183,876	28,113
President, Eastman Division
Allan R. Rothwell(13)	2005	476,923	1,000,000		16,559		0		37,214	(11)	590,639	45,096
Executive Vice	2004	457,800	425,000		958		790,600	(14)	29,000	(11)	0	32,390
President and	2003	437,150	190,000		186		0		49,200		183,876	29,898
President, Voridian Division
Richard A. Lorraine(15)	2005	414,615	682,500		1,301		0		31,000		418,877	41,481
Senior Vice President	2004	415,385	415,000		22,585	(16)	0		22,500		0	21,769
and Chief Financial Officer	2003	30,769	120,000		0		741,000	(17)	0		0	923
Theresa K. Lee	2005	368,269	562,500		4,498		0		33,300	(11)	332,442	34,663
Senior Vice President,	2004	321,139	325,000		679		199,000	(18)	23,743	(11)	0	19,057
Chief Legal Officer	2003	297,839	60,000		289		0		25,000		74,028	17,937
and Secretary

(1)	Includes both amounts paid for the indicated years and amounts earned during the indicated years but deferred under the Executive Deferred Compensation Plan (“the EDCP”).
(2)	Total annual cash compensation, which consists of base salary (“Salary”) and variable pay (“Bonus”), is targeted at competitive levels. See “Compensation and Management Development Committee Report on Executive Compensation.”
(3)	Includes cash payments in the following year for services rendered in the year indicated under the Unit Performance Plan. The Unit Performance Plan is a variable pay program which makes a portion of participants’ total annual compensation dependent upon corporate, organizational, and individual performance. Amounts in the “Bonus” column also include the value of an award of Eastman common stock to Mr. Rogers under a special incentive arrangement for 2004, and a signing bonus paid to Mr. Lorraine upon commencement of his employment with the Company in November 2003.
(4)	Amounts reimbursed for payment of taxes on certain compensation and benefits for all three years and above-market earnings on deferred compensation for 2005.
(5)	Deferred Compensation. Executive officers may participate in the EDCP, an unfunded, nonqualified, deferred compensation plan, which allows certain managers to defer compensation until retirement or termination from the Company. The deferred amounts are credited to individual Interest Accounts and Stock Accounts. Amounts deferred to the Interest Account are credited with interest at the prime rate, and amounts deferred to the Stock Account increase or decrease in value depending on the market price of Eastman common stock. When cash dividends are declared on the common stock, each Stock Account receives a dividend equivalent which is used to “purchase” additional hypothetical shares.

For 2003 and 2004, since there were no preferential or above-market earnings (interest on amounts deferred to the Interest Account at a rate exceeding 120% of the federal long-term rate, and appreciation in value of and dividend equivalents earned on amounts deferred to the Stock Account at a rate higher than appreciation in value of and dividends on common stock) on these accounts for any participants, under the SEC’s disclosure rules, no earnings accrued on deferred compensation are included. For 2005, the above-market portion of interest accrued on amounts deferred to Interest Accounts under the EDCP is included in the amounts reported as “Other Annual Compensation.”

(6)	Perquisites and Personal Benefits. The aggregate value, based upon the incremental cost to the Company, of perquisites and personal benefits to each named executive officer for each year was less than $50,000 and, under the SEC’s disclosure rules, is not included. Company provided perquisites and personal benefits made available to executive officers were: personal umbrella liability insurance coverage; home security system; financial counseling; and, subject to compliance with written policies, non-business flights on corporate aircraft by executives, their families, and invited guests when the aircraft is otherwise traveling for business purposes. The aggregate incremental cost to the Company for flying as additional passengers on business flights is a de minimis amount, and no amount is included for these flights for purposes of determining “Other Annual Compensation.”
(7)	Fair market value of awards of restricted stock, based upon the closing price of the common stock on the New York Stock Exchange on the date of grant. Dividends are paid on these shares as and when dividends are paid on common stock.
(8)	Fair market value of payout during the following year of stock earned under performance shares awarded at the beginning of the performance period ended in the year indicated, with shares earned under the 2004-2005 Performance Share Award Subplan of the 2002 Omnibus Long-Term Compensation Plan based upon total return to stockholders during the two-year performance period relative to a peer group of industrial companies and performance as measured against a return on capital goal, and shares earned under the 2001-2003 Performance Share Award Subplan based upon total return to stockholders during the three-year performance period relative to a peer group of chemical companies. The payouts, unless deferred at the election of the participant, were in the form of unrestricted shares of Eastman common stock. The amounts reported represent the fair market value of the shares earned, based upon the closing price of the common stock on the New York Stock Exchange on the payment date. As a new employee, Mr. Lorraine did not receive performance share awards for the performance period ending in 2003. See “Compensation and Management Development Committee Report on Executive Compensation.”
(9)	Annual Company contributions to the accounts of Messrs. Ferguson and Rothwell and Ms. Lee for all three years, and of Mr. Rogers in 2005 and 2004, in the Eastman Investment Plan, a 401(k) retirement plan, and in the EDCP, and to Mr. Rogers’ accounts (in 2003) and Mr. Lorraine’s accounts in the Eastman ESOP and EDCP. Annual Company contributions were based upon actual compensation paid during the calendar year.

(10)	At December 31, 2005, Mr. Ferguson held 18,680 restricted shares of common stock with a fair market value of $963,701, based on the per share closing price of the common stock on the New York Stock Exchange on December 31, 2005.
(11)	Includes new “reload” options received in 2005 and 2004 by Messrs. Ferguson (21,149 and 4,700, respectively), Rogers (26,420 and 15,000, respectively), and Rothwell (4,214 and 1,000, respectively), and Ms. Lee (2,300 and 2,993, respectively), to purchase a number of shares equal to the number of previously owned shares of Eastman common stock surrendered in payment of the exercise price of previously granted options. See “Option Grants in Last Fiscal Year” and “Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values” tables.
(12)	Includes the fair market value, based upon the closing price of the common stock on the New York Stock Exchange on the payment date, of a payout value equivalent to 12,000 shares of Eastman common stock in February 2005 as a result of meeting certain organizational and financial objectives in 2004 under a special incentive arrangement. Mr. Rogers received 9,227 shares of Eastman common stock and, under the terms of the award, the remaining portion of the payout (2,773 shares) which was nondeductible under Internal Revenue Code Section 162(m) was converted to cash and deferred into his EDCP account. The fair market value of this payment ($646,800) was not included in the “Bonus” amount for 2004 in the Proxy Statement for Eastman’s 2005 Annual Meeting of Stockholders.
(13)	Mr. Rothwell is retiring from Eastman on April 1, 2006.

(14)	As a special retention incentive, Mr. Rothwell was awarded 20,000 restricted shares of common stock, which restrictions lapsed as to one-half of the shares on November 30, 2004 and as to the remaining shares on November 30, 2005.
(15)	Mr. Lorraine joined the Company in November 2003.
(16)	Includes tax gross-up payments related to Mr. Lorraine’s relocation upon commencement of his employment with the Company.
(17)	As inducement for his employment with the Company and as a special retention incentive, Mr. Lorraine was awarded 20,000 restricted shares of common stock, with restrictions lapsing on November 30, 2006. The shares are also subject to forfeiture in the event of termination for an unapproved reason. At December 31, 2005, Mr. Lorraine’s restricted shares had a fair market value of $1,031,800, based on the per share closing price of the common stock on the New York Stock Exchange on December 31, 2005.
(18)	In recognition of special contributions to the Company, Ms. Lee was awarded 5,000 restricted shares of common stock, with restrictions lapsing as to one-half of the shares on December 31, 2005 and as to the remaining restricted shares on December 31, 2006. The remaining shares are also subject to forfeiture in the event of termination for an unapproved reason. After December 31, 2005, Ms. Lee held 2,500 restricted shares of common stock with a fair market value of $128,975, based on the per share closing price of the common stock on the New York Stock Exchange on December 31, 2005.

      The following table sets forth certain information regarding options granted during 2005 under the Omnibus Long-Term Compensation Plan to the individuals named in the Summary Compensation Table.
Option Grants in Last Fiscal Year

	Individual Grants
						Potential Realizable Value at Assumed
			Percentage of Total			Annual Rates of Stock Price
	Number of Securities		Options/SARs			Appreciation For Option Term(1)
	Underlying Options		Granted to Employees	Exercise or Base	Expiration
Name	Granted		in Fiscal Year	Price Per Share	Date	0%(2)	5%(3)	10%(4)

J. B. Ferguson	7,613	(5)	0.59%	$53.57	04/13/13	$0	$201,044	$484,402
	170,000	(6)	13.10%	53.51	10/31/15	0	5,720,866	14,497,797
	1,414	(5)	0.11%	55.06	02/16/09	0	13,498	28,542
	12,122	(5)	0.93%	55.06	04/07/10	0	160,391	349,087
J. P. Rogers	14,755	(5)	1.14%	52.66	04/04/13	0	368,353	881,122
	11,665	(5)	0.90%	59.23	04/07/10	0	187,238	412,834
	33,000	(6)	2.54%	53.51	10/31/15	0	1,110,521	2,814,278
A. R. Rothwell	4,214	(5)	0.32%	56.55	04/04/13	0	112,048	267,625
	33,000	(6)	2.54%	53.51	10/31/15	0	1,110,521	2,814,278
R. A. Lorraine	31,000	(6)	2.39%	53.51	10/31/15	0	1,043,217	2,643,716
T. K. Lee	2,300	(5)	0.18%	58.80	04/04/13	0	63,666	152,101
	31,000	(6)	2.39%	53.51	10/31/15	0	1,043,217	2,643,716

(1)	The dollar amounts under these columns are the result of calculations projected for the term of each individual grant, assuming 0%, and the 5% and 10% rates set by the SEC, of compounded annual appreciation, and are not intended to forecast possible future appreciation, if any, of the market price of Eastman common stock.
(2)	No gain to the optionee is possible without an increase in stock price, which would benefit all stockholders commensurately. A 0% appreciation in stock price would result in zero dollars for the optionee.
(3)	Represents the appreciation in stock price from the exercise price until the expiration date assuming a 5% per year appreciation in stock price. For example, for options reported in the table, a 5% per year appreciation in stock price from $53.51 per share yields $87.16 per share.
(4)	Represents the appreciation in stock price from the exercise price until the expiration date assuming a 10% per year appreciation in stock price. For example, for options reported in the table, a 10% per year appreciation in stock price from $53.51 per share yields $138.79 per share.
(5)	“Reload” option received upon exercise of previously granted option through surrender of shares of common stock and covering the same number of shares as surrendered in the exercise. The reload option vested and became exercisable immediately upon grant, and would be valued and cashed out in the event of “change in ownership,” or in certain circumstances following a “change in control.” See “Change-in-Control Arrangements — Omnibus Long-Term Compensation Plans.”
(6)	The option vests and becomes exercisable in one-third increments on each of the first three anniversaries of the grant date, with acceleration of vesting in the event of a “change in ownership” or in certain circumstances following a “change in control.” See “Change-in-Control Arrangements — Omnibus Long-Term Compensation Plans.”

      The following table sets forth certain information regarding exercises of options during 2005, and total options held at year-end, by the individuals named in the Summary Compensation Table.
Aggregated Option Exercises in Last Fiscal Year
And Fiscal Year-End Option Values

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised Options		In-the-Money Options
	Acquired on		at Fiscal Year-End		at Fiscal Year-End(1)
	Option	Value
Name	Exercise(#)	Realized($)	Exercisable(#)	Unexercisable(#)	Exercisable($)	Unexercisable($)

J. B. Ferguson	29,830	$468,953	495,129	253,334	$5,337,582	$494,839
J. P. Rogers	59,987	1,049,224	295,453	51,667	341,958	112,615
A. R. Rothwell	89,511	1,195,793	57,736	51,667	438,593	112,615
R. A. Lorraine	0	0	7,499	46,001	43,976	87,969
T. K. Lee	52,720	990,229	32,356	44,834	122,510	78,715

(1)	Represents the difference between the closing price on the New York Stock Exchange of common stock underlying the in-the-money options on December 31, 2005, and the exercise price of the options.
      The following table sets forth certain information regarding long-term incentive plan awards during 2005 to the individuals named in the Summary Compensation Table.
Long-Term Incentive Plan — Awards in Last Fiscal Year

		Performance or
	Number of Shares,	Other Period Until	Estimated Future Payouts Under Non-Stock Price-Based Plans
	Units or Other	Maturation or
Name	Rights(#)	Payout	Below Threshold(#)	Threshold(#)	Target(#)	Maximum(#)

J. B. Ferguson	40,000	3 Years	0	16,000	40,000	120,000
J. P. Rogers	8,500	3 Years	0	3,400	8,500	25,500
A. R. Rothwell	8,500	3 Years	0	3,400	8,500	25,500
R. A. Lorraine	7,500	3 Years	0	3,000	7,500	22,500
T. K. Lee	7,500	3 Years	0	3,000	7,500	22,500
      Information in the table reflects performance shares awarded under the 2002 Omnibus Long-Term Compensation Plan. Awards were made under a three-year Performance Share Award Subplan for a performance period beginning January 1, 2005 and ending December 31, 2007. Performance is measured by Company performance against two measures: (i) the Company’s total return to stockholders (change in stock price plus dividends declared during the relevant period, assuming reinvestment of dividends) relative to that of the “Materials Sector” group of companies from the Standard and Poor’s Super Composite 1500 Index; and (ii) the Company’s actual return on capital compared to a cost of capital measure over the performance period. Based upon the Company’s performance against the two measures, if the performance is below the threshold, no award will be earned; if performance is at threshold, 40% of the target awards will be earned; if performance is at target, 100% of the target awards will be earned, and at maximum performance, 300% of the target awards will be earned. If earned, awards will be paid after the end of the performance period in unrestricted shares of Eastman common stock, or participants may irrevocably elect in advance to defer the award payout into the EDCP.

Pension Plans
      Eastman Retirement Assistance Plan. The Company presently has in effect a tax-qualified, non-contributory defined benefit pension plan known as the Eastman Retirement Assistance Plan (“ERAP”) for substantially all active U.S. employees, other than employees of certain subsidiaries and some employees covered by collective bargaining agreements. A participant’s total ERAP benefit consists of his or her “Pre-2000 Benefit” and “Pension Equity Benefit,” as described below.
        Pre-2000 Benefit. Prior to 2000, the ERAP used a traditional pension formula which gave each participant a life annuity commencing at age 65. The following table sets forth the estimated annual Pre-2000 Benefits payable upon retirement (including any amounts attributable to the plans described under “Supplemental Pension Plans” below) to persons in the specified compensation and years-of-service classifications who are eligible for a full unreduced Pre-2000 Benefit. At retirement, the actuarial present value of the future annual Pre-2000 Benefit payments may at the election of the participant be paid in a lump sum.
Pension Plan Table

Average	Years of Service
Participating
Compensation	15	20	25	30	35	40

$200,000	$43,950	$58,600	$73,250	$87,900	$102,550	$107,678
$225,000	$49,950	$66,600	$83,250	$99,900	$116,550	$122,378
$250,000	$55,950	$74,600	$93,250	$111,900	$130,550	$137,078
$300,000	$67,950	$90,600	$113,250	$135,900	$158,550	$166,478
$350,000	$79,950	$106,600	$133,250	$159,900	$186,550	$195,878
$400,000	$91,950	$122,600	$153,250	$183,900	$214,550	$225,278
$450,000	$103,950	$138,600	$173,250	$207,900	$242,550	$254,678
$500,000	$115,950	$154,600	$193,250	$231,900	$270,550	$284,078
$550,000	$127,950	$170,600	$213,250	$255,900	$298,550	$313,478
$600,000	$139,950	$186,600	$233,250	$279,900	$326,550	$342,878
$650,000	$151,950	$202,600	$253,250	$303,900	$354,550	$372,278
$700,000	$163,950	$218,600	$273,250	$327,900	$382,550	$401,678
$750,000	$175,950	$234,600	$293,250	$351,900	$410,550	$431,078
$800,000	$187,950	$250,600	$313,250	$375,900	$438,550	$460,478
$850,000	$199,950	$266,600	$333,250	$399,900	$466,550	$489,878
$900,000	$211,950	$282,600	$353,250	$423,900	$494,550	$519,278
$950,000	$223,950	$298,600	$373,250	$447,900	$522,550	$548,678
$1,000,000	$235,950	$314,600	$393,250	$471,900	$550,550	$578,078
$1,000,050	$235,962	$314,616	$393,270	$471,924	$550,578	$578,107
$1,000,100	$235,974	$314,632	$393,290	$471,948	$550,606	$578,136
$1,000,150	$235,986	$314,648	$393,310	$471,972	$550,634	$578,166
$1,000,200	$235,998	$314,664	$393,330	$471,996	$550,662	$578,195
$1,100,000	$259,950	$346,600	$433,250	$519,900	$606,550	$636,878
$1,200,000	$283,950	$378,600	$473,250	$567,900	$662,550	$695,678
$1,300,000	$307,950	$410,600	$513,250	$615,900	$718,550	$754,478
$1,400,000	$331,950	$442,600	$553,250	$663,900	$774,550	$813,278
$1,500,000	$355,950	$474,600	$593,250	$711,900	$830,550	$872,078
           To the extent that any individual’s annual Pre-2000 Benefit, as reflected in the foregoing table, exceeds the amount payable from the ERAP, such excess will be paid from one or more unfunded, supplementary plans. See “Supplemental Pension Plans” below.
           Pre-2000 Benefits under the ERAP are based upon the participant’s “average participating compensation,” which is the average of three years of those earnings described in the ERAP as “participating compensation.” “Participating compensation,” in the case of the executive officers identified in the Summary Compensation Table, consists of salary and bonus payments, including allowance in lieu of salary for authorized periods of absence, such as illness, vacation, and holidays.
           The estimated annual Pre-2000 Benefits reflected in the preceding Pension Plan Table have been computed in straight-life annuity amounts and are not subject to any deductions for Social Security or other offset amounts. An employee is eligible for an unreduced Pre-2000 Benefit when such employee’s aggregate age plus years of eligible service totals 85 or at age 65.

           Years of accrued service credited through 2005 and the amount of average participating compensation at the end of 2005 for the individuals named in the Summary Compensation Table were as follows: Mr. Ferguson, 28 years and $1,477,097; Mr. Rogers, 6 years and $767,077; Mr. Rothwell, 36 years and $710,059; Mr. Lorraine, 2 years and $549,017; and Ms. Lee, 18 years and $473,744.
        Pension Equity Benefit. Effective January 1, 2000, the Company redesigned the ERAP to use a pension equity formula. Under the new formula, beginning January 1, 2000, a participant earns a certain pension equity percentage each year based on his age and total service with the Company, using the following chart:

		For Average Participating
		Compensation over the
Points	For All Average	Average Social Security
(Age + Service)	Participating Compensation	Wage Base

Under 35	2%	2%
35-44	2.5%	2%
45-54	3%	3%
55-64	4.5%	3%
65-74	6%	5%
75-84	9%	8%
85-94	12.5%	10%
95 & Over	16%	10%
After 40 Years of Service	8%	5%
           When a participant terminates employment, he is entitled to a pension lump sum, payable over five years, which is equal to the accumulated percentages in the second column times his average participating compensation, plus the accumulated percentages in the third column times his average participating compensation in excess of his average Social Security wage base. The lump sum may also be converted to various forms of annuities.
           To the extent that any individual’s Pension Equity Benefit exceeds the amount payable from the ERAP, such excess will be paid from one or more unfunded, supplementary plans. See “Supplemental Pension Plans” below.
        Supplemental Pension Plans. The Company maintains two unfunded, nonqualified plans that will restore to participants in the ERAP benefits that cannot be paid under the ERAP because of restrictions under the Internal Revenue Code of 1986, as amended, and benefits that are not accrued under the ERAP because of a voluntary deferral by the participant of compensation that would otherwise be counted under the ERAP. As to accruals after December 31, 2004, in order to comply with Section 409A of the Internal Revenue Code, it may be necessary to delay commencement of payment until six months after the participant’s separation from service with the Company.
      The Company has established a “Rabbi Trust” to provide a degree of financial security for the participants’ unfunded account balances under the supplemental pension plans. See “Change-in-Control Arrangements — Benefit Security Trust.”
        Executive Officer Lump Sum Pension Values. If the executive officers named in the Summary Compensation Table had retired on December 31, 2005, the net present value of their aggregate pension lump sum benefit payments under the ERAP and the supplemental pension plans would have been as follows: Mr. Ferguson, $1,990,999; Mr. Rogers, $345,277; Mr. Rothwell, $2,933,258; and Ms. Lee, $495,041. Because Mr. Lorraine had not met the minimum 5-year pension vesting requirement, he would not have been entitled to ERAP pension benefits.

Change-in-Control Arrangements
      Change in Control Agreements. On November 30, 2005, the Compensation Committee of the Eastman Board of Directors approved, and the Company entered into, Change in Control Agreements with the five individuals named in the Summary Compensation Table and certain other executive officers of the Company. The Agreements, which provide for specified compensation and benefits following a “change in control” (as defined) of the Company, are intended to ensure that the Company will have the continued attention and dedication of its executives in the event of any threatened or pending change in control of the Company. The Agreements superseded and terminated the prior Severance Agreements between these same executive officers and the Company. See “Compensation and Management Development Committee Report on Executive Compensation — New Change in Control Severance Agreements.”
      A “change in control” is generally defined in the Agreements to include the following, subject to certain exceptions: the acquisition by a person of 35% or more of the voting stock of the Company; the incumbent Board members (and subsequent directors approved by them) ceasing to constitute a majority of the Board; approval by the Company’s stockholders of a reorganization or merger unless, after such proposed transaction, the former stockholders of the Company will own more than 50% of the resulting corporation’s voting stock, no person will own 35% or more of the resulting corporation’s voting stock, and the incumbent Board members will continue to constitute at least a majority of the Board of the resulting corporation; or, approval by the Company’s stockholders of a complete liquidation or dissolution of the Company.
      Pursuant to the Agreements, in the event that a change in control of the Company occurs during the “change in control period,” the Company agrees to continue to employ the executive for a period of two years after the occurrence of such change in control (the “Employment Period”). The “change in control period” means the period commencing on November 30, 2005, and ending three years after such date; provided that on each anniversary of the Agreements, the “change in control” period is automatically extended so as to terminate three years after such anniversary, unless the Company provides timely notice to the executive that it will not extend the period.
      During the Employment Period, the executive would be entitled to (i) an annual base salary (which shall be reviewed and may be increased annually) at a rate at least equal to the greater of the base salary in effect on November 30, 2005 or on the effective date of a change in control; (ii) an annual bonus at least equal to the executive’s target bonus opportunity for the last full fiscal year prior to the change in control; and (iii) continued participation in all incentive, savings, retirement, welfare benefit, and fringe benefit plans applicable to other peer executives of the Company on terms no less favorable than those in effect during the 120-day period preceding the change in control.
      The Agreements also specify the payments and benefits to which an executive would be entitled upon a termination of employment during the Employment Period for specified reasons, including death, retirement, disability, termination by the Company with and without cause, and termination by the executive for or without good reason (as such terms are defined in the Agreement). If an executive’s employment were to be terminated by the Company for any reason other than for cause or disability, or by the executive for good reason, during the Employment Period, the Company would be required to (i) pay to the executive a lump sum cash payment equal to his or her “accrued obligations” (unpaid base salary through the date of termination, a prorated target bonus for the year of termination, and any accrued vacation pay), (ii) pay to the executive a lump sum severance payment equal to three-times his or her then-current annual base salary plus the amount of his or her target annual bonus for the year in which the termination occurs, (iii) continue to provide all welfare benefits to the executive and his or her eligible dependents, subject to certain limitations, for 36 months following termination, and (iv) accelerate the vesting of the executive’s unvested benefits under the Company’s retirement plans, and pay to the executive a lump sum cash payment equal to the value of such unvested benefits, plus an amount calculated to provide the executive with the additional benefits he or she would have been entitled to had he or she accumulated three additional years of service under the Company’s retirement plans. In addition, the Company would pay or provide to the executive any other amounts or benefits to which he or she is entitled under any of the Company’s plans, programs, policies, practices, contracts, or agreements then in effect.

      Upon the termination of an executive’s employment by reason of death, disability, or retirement, or upon a termination by the Company for cause or by the executive without good reason, the Agreement would terminate without further obligations of the Company other than the payment of base salary through the date of termination and any other amounts or benefits to which the executive is entitled under any of the Company’s plans, programs, policies, practices, contracts, or agreements then in effect.
      If, following a change in control of the Company, the executive officers named in the Summary Compensation Table had been terminated by the Company on December 31, 2005 for any reason other than for cause or disability, or had terminated their employment on December 31, 2005 for good reason, they would have been entitled to estimated aggregate severance payments under the Agreements as follows: Mr. Ferguson, $7,067,591; Mr. Rogers, $2,998,881; Mr. Rothwell, $3,213,456; Mr. Lorraine, $2,305,579; and Ms. Lee, $2,100,646.
      The Agreements provide that if a payment to or for the benefit of an executive would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the executive will be entitled to a full gross-up for any excise tax imposed, including any income and excise taxes on such gross-up amount (subject to a net after-tax benefit threshold of $75,000).
      The Agreements require that the executive not disclose any confidential information of the Company following termination of employment, and provide that the Company will reimburse the executive on a current basis for reasonable fees and expenses in seeking to enforce the Agreement (subject to repayment if his or her claims are determined to be frivolous or in bad faith).
      Any action by the Company under the Agreements must be taken by the Board of Directors or by the Compensation Committee of the Board.
      To the extent that payments under the Severance Agreements are determined to be “deferred compensation” subject to Section 409A of the Internal Revenue Code, then, in order to comply with Section 409A, it may be necessary to delay payment until six months following the employee’s separation from service with the Company. The Company has established a “Rabbi Trust” to provide a degree of financial security for any amounts that may become payable to officers under the Change in Control Agreements. See “Benefit Security Trust.”
      Termination Allowance Plan. The Company’s Termination Allowance Plan provides severance pay, health, dental, disability, and life insurance continuation, and outplacement services for substantially all employees whose employment is terminated for any reason other than death, disability, retirement, or for cause within two years following a “change in control” (as defined under the Change in Control Agreements with the executive officers). The Termination Allowance Plan provides terminated employees with two weeks of severance “pay” (as defined) for each year of service, up to 26 years, with a minimum of four weeks of severance pay and a maximum of 52 weeks of severance pay. Severance payments are paid to terminated employees on what would have been the employee’s regular payday for the specified number of weeks. Health, dental, disability, and life insurance (excluding dependent life) would be continued at the Company’s expense for four months on the same basis as in effect on the date of employment termination (except that no employee contributions would be required). The Termination Allowance Plan provides that the Company will reimburse a terminated employee on a current basis for reasonable fees and expenses in seeking to enforce his or her rights under the Termination Allowance Plan following a change in control (subject to repayment if his or her claims are determined to be frivolous or in bad faith). To the extent payments under the Termination Allowance Plan are determined to be “deferred compensation” subject to Section 409A of the Internal Revenue Code, then, in order to comply with Section 409A, it may be necessary to delay payment until six months following the employee’s separation from service with the Company.
      Omnibus Long-Term Compensation Plans. The Company’s 2002 Omnibus Long-Term Compensation Plan (the “2002 Omnibus Plan”), which is administered by the Compensation Committee, provides for grants to employees of nonqualified and incentive stock options, stock appreciation rights, stock awards, performance shares, and other stock and stock-based awards (collectively, “Awards”). The 2002 Omnibus Plan is substantially similar to, and was intended to replace, the 1997 Omnibus Long-Term Compensation Plan (the

“1997 Omnibus Plan”) which in turn replaced the 1994 Omnibus Long-Term Compensation Plan (the “1994 Omnibus Plan”). (Any of the 2002 Omnibus Plan, the 1994 Omnibus Plan, and 1997 Omnibus Plan are sometimes referred to in this Proxy Statement as the “Omnibus Long-Term Compensation Plan” or the “Omnibus Plan,” and the 2002 Omnibus Plan, the 1994 Omnibus Plan, and 1997 Omnibus Plan are sometimes collectively referred to as the “Omnibus Long-Term Compensation Plans” or the “Omnibus Plans.”) No new awards have been made under the 1994 or the 1997 Omnibus Plans following the effectiveness of the 2002 Omnibus Plan, and outstanding grants and awards under the 1994 and the 1997 Omnibus Plans were unaffected by the replacement of the 1997 Omnibus Plan with the 2002 Omnibus Plan.
      The Omnibus Plans contain provisions regarding the treatment of Awards in the event of a “change in ownership” (as defined, generally involving circumstances in which the Company’s common stock is no longer publicly traded) and of a “change in control” (as defined, generally involving circumstances in which the Company is acquired by another entity or its controlling ownership is changed). Upon a change in ownership or change in control, the rules described below will apply to Awards granted under the Omnibus Plans. However, the Compensation Committee has the discretion, notwithstanding any particular transaction constituting a change in ownership or a change in control, either to determine that such transaction is of the type that does not warrant the described consequences with respect to Awards (in which case such consequences would not occur) or to alter the way in which Awards are treated from the consequences outlined in the Omnibus Plans.
      If a change in ownership occurs (and the Compensation Committee has not exercised its discretion outlined above) during the term of one or more performance periods for which the Compensation Committee has granted performance shares, the term of such performance period will immediately terminate and, except with respect to performance periods for which the Compensation Committee has previously reached a determination regarding the degree to which the performance objectives have been attained, it will be assumed that the performance objectives have been attained at a level of 100%. Participants, as a result, will be considered to have earned and therefore be entitled to receive a prorated share of the Awards previously granted for such performance period. In addition, upon a change in ownership, all outstanding Awards will be valued and cashed out on the basis of the change in ownership price as soon as practicable but in no event more than 90 days after the change in ownership.
      In the event of a change in control (assuming the Compensation Committee has not exercised its discretion outlined above), if a participant’s employment terminates within two years following the change in control, unless such termination is due to death, “disability” (as defined), “cause” (as defined), resignation (other than as a result of certain actions by the Company and any successor), or retirement, participants will be entitled to the following treatment. All conditions, restrictions, and limitations in effect with respect to any unexercised Award will immediately lapse and no other terms or conditions will be applied. Any unexercised, unvested, unearned, or unpaid Award will automatically become 100% vested. Performance shares will be treated in a manner similar to that described above in the case of a change in ownership. A participant will be entitled to a lump sum cash payment as soon as practicable but in no event more than 90 days after the date of such participant’s termination of employment with respect to all of such participant’s Awards.
      To the extent that payments under the Omnibus Plans are determined to be “deferred compensation” subject to Section 409A of the Internal Revenue Code, then, in order to comply with Section 409A, it may be necessary for officers to delay payments until six months following the officer’s separation from service with the Company.
      Benefit Security Trust. The Company has established a Benefit Security Trust (sometimes referred to as the “Rabbi Trust”) to provide a degree of financial security for its unfunded obligations under the Executive Deferred Compensation Plan, the supplemental ERAP plans, and the Change in Control Agreements with the Company’s executives. The assets of the Rabbi Trust would be subject to the claims of the Company’s creditors in the event of insolvency. Upon the occurrence of a “change in control” or a “potential change in control” (each as defined), or if the Company fails to meet its payment obligations under the covered plans and agreements, the Company would be required to transfer to the trustee cash or other liquid funds in an amount equal to the value of the Company’s obligations under the covered plans and agreements. The Company has conveyed to the trustee rights to certain assets as partial security for the Company’s funding obligations under the Rabbi Trust.
      A “change in control” is generally defined to include the following, subject to certain exceptions: the acquisition by a person of 19% or more of the voting stock of the Company; the incumbent Board members (and subsequent directors approved by them) ceasing to constitute a majority of the Board; approval by the Company’s stockholders of a reorganization or merger unless, after such proposed transaction, the former stockholders of the Company will own more than 75% of the resulting corporation’s voting stock; or approval by the Company’s stockholders of a complete liquidation and dissolution of the Company or the sale or other disposition of substantially all of the assets of the Company, other than to a subsidiary or in a spin-off transaction. A “potential change in control” will generally be deemed to have occurred if the Company enters into an agreement, the consummation of which would result in the occurrence of a change in control; any person (including the Company) publicly announces an intention to take action which, if consummated, would constitute a change in control; or any person (other than the Company, certain affiliated entities, or certain institutional investors) becomes the beneficial owner of 10% or more of the combined voting power of the Company’s then-outstanding securities.
      The Rabbi Trust is irrevocable until participants and their beneficiaries are no longer entitled to payments under the covered plans and agreements, but may be amended or revoked by agreement of the trustee, the Company, and a committee of individual beneficiaries of the Rabbi Trust.

Compensation and Management Development Committee
Report on Executive Compensation
      This report summarizes the Compensation and Management Development Committee’s policies governing compensation to executive officers, including those named in the Summary Compensation Table, and the relationship of corporate performance to their compensation. This report also discusses specifically the Compensation Committee’s bases for the compensation reported for the Chief Executive Officer and the other executive officers for the past year.
      The Compensation Committee is composed of five non-employee directors, each of whom is “independent” under New York Stock Exchange listing standards and the Company’s Corporate Governance Guidelines and Compensation and Management Development Committee Charter. See “Election of Directors — Board Committees.” The Committee retains an external compensation consultant to assist in the evaluation of executive compensation.
Compensation Philosophy and Program
      The Compensation Committee seeks to ensure that the Company’s management compensation program is consistent with, and provides incentives for the attainment of, the Company’s strategic business objectives. The Company’s management compensation program includes three components:

Base pay	Provides a stable annual salary at a level consistent with the individual’s position and contributions.
Variable pay	Makes a portion of each manager’s annual income dependent upon the success of the Company, organizational performance and attainment of individual objectives.
Stock-based incentive pay	Encourages an ownership mindset by aligning the interests of senior managers and other stockholders.
      The Compensation Committee reviewed overall compensation of the Chief Executive Officer and other executive officers and determined each component of executive compensation for 2005 as discussed in this report. The Committee also reviewed the value of each individual type of compensation and benefits for each of the executive officers, including short-term and long-term cash and stock-based compensation, perquisites and personal benefits, deferred accounts, and retirement plans and determined that the amounts, individually and in the aggregate, were appropriate and in line with internal and external market comparisons. In November 2005, the Committee also approved new change in control severance agreements between the Company and certain executive officers. See “Change-in-Control Arrangements — Change in Control Agreements” and “New Change in Control Severance Agreements.”
Executive Compensation for 2005

Annual Cash Compensation — Base Pay and Variable Pay
           How Base Pay and Variable Pay Levels Were Determined. Total cash compensation for all Company employees is intended to be competitive with pay in the applicable labor market. For senior managers, including executive officers, targeted total cash compensation is intended to be competitive with comparable pay for similar jobs when target levels of corporate, organizational, and individual performance are achieved. The targeted levels of cash compensation are based upon information provided by the Committee’s outside compensation consultant and publicly available information. For 2005, a portion of each management-level employee’s pay was made variable. Depending upon Company, organizational, and individual performance, management-level employees could receive more or less than the target amount.
           For 2005, the Compensation Committee compared total cash compensation levels for executive officers with surveys of twenty manufacturing, industrial, and chemical companies of comparable size with which the Company competes for executive talent. The surveyed companies include eight companies in the peer group identified in the Performance Graph which follows this report. The Committee’s external compensation consultant provided analysis of the benchmark data. In addition, the Committee also considered executive officer pay trends by reviewing surveys of a broader group of manufacturing, industrial, and chemical companies of a size (based on revenues) comparable to the Company. In determining each executive officer’s total cash compensation, the Committee also considered the individual’s experience and critical skills, retention incentives, emerging compensation trends, and the comparison of pay levels relative to each other executive officer and relative to other jobs in the Company. Total cash compensation to the executive officers named in the Summary Compensation Table for 2005 is included in the “Salary” (base pay) and “Bonus” (variable pay) columns.
     Cash Compensation for 2005
           Base Pay. In early 2005, after reviewing market competitive pay levels and the targeted total cash compensation of the executive officers, the Compensation Committee determined that base pay increases were appropriate for the executive officers named in the Summary Compensation Table, and of certain other senior managers. In addition to external comparisons, the Committee considered the cash compensation levels of each executive officer relative to that of each other executive officer. Increases in the base pay amounts reported in the Summary Compensation Table reflect the increased target total cash compensation levels.
           Variable Cash Pay. For 2005, the variable portion of cash compensation of, and the amount of variable cash pay actually received by, executive officers were determined solely under the UPP.
               Unit Performance Plan
      The UPP is designed to determine a portion of annual cash compensation according to corporate and organizational or business unit performance and the attainment of individual objectives and expectations. The UPP is intended to provide additional incentive for superior business and individual performance, and further to tie the interests of management-level individuals to performance of the Company’s businesses and the interests of the Company’s stockholders.
               Key Features:

•	For 2005, 722 Company managers, including executive officers, participated.

•	The portion of total annual compensation that is made variable under the UPP is determined by the Compensation Committee.

•	The amount of the award pool from which payouts are made is determined by annual performance of the Company versus pre-set goals for specified measures. The Compensation Committee establishes annual performance goals for each operating division and segment and the Company as a whole. For 2005, the measure of performance under the UPP was earnings from operations. The Company’s overall earnings from operations was the performance measure for Messrs. Ferguson and Lorraine and Ms. Lee. For Messrs. Rogers and Rothwell, UPP performance was measured 50% Company earnings from operations and 50% earnings from operations of their respective Divisions.

•	An award pool is generated for the Company, equal to the aggregate of the UPP payouts for each participant if the individual’s organizational and individual performance were at target levels, multiplied by a performance factor determined by applicable corporate or a combination of corporate and business organization performance compared to the pre-set performance goal. The performance factor can range from 0% if threshold performance goals are not met, to 250% for specified above-goal performance. The Committee may, in its discretion, adjust the award pool to reflect overall corporate performance and business and financial conditions.

•	The Chief Executive Officer, in consultation with executive officers responsible for major organizations within the Company, determines the allocation of the Company award pool to each of the organizations based on his assessment of the performance of all the organizations relative to objectives established at the beginning of the performance year. There were ten such organizations for 2005. Once each organization’s award pool is determined, management within each organization (or in the case of the Chief Executive Officer, the Compensation Committee) allocates the organization’s portion of the Company award pool for individual payouts, based upon attainment of individual and organizational objectives and expectations established at the beginning of the performance year. An actual individual award could exceed an individual’s target award, based on the manager’s assessment of individual and organizational performance, but the sum of all individual awards within an organization cannot exceed the amount of the organization’s allocated portion of the total Company award pool without specific approval by the Committee. In 2005, the Committee did not increase the total Company award pool.

•	Mr. Ferguson participated in the UPP in an organization established for the Chief Executive Officer. The Compensation Committee established individual performance objectives and expectations for Mr. Ferguson, and determined his payout considering his allocated portion of the Company total award pool and the Committee’s assessment of his attainment of these objectives for 2005. See “Compensation of Chief Executive Officer.”

          2005 Payout:

•	Earnings from operations for 2005, as adjusted as described below, significantly exceeded the target level of performance for the Company as a whole and for the Eastman Division and for the Voridian Division under the UPP. This resulted in a Company award pool equivalent to the maximum of 250% of target award.

•	Allocation of the Company award pool to organizations, and payouts to individuals within each organization, were determined as described under “Key Features” above.

•	Executive officers named in the Summary Compensation Table participated in an organization consisting of all executive officers reporting to the Chief Executive Officer. The amount of the Company award pool allocated to the executive officers was determined by aggregating their individual target variable pay amounts, multiplied by a “performance factor” corresponding to their overall performance compared to pre-established targets related to organizational results and personal performance objectives. For 2005, the target variable pay for performance that meets pre-established objectives under the UPP (expressed as a percentage of annual base pay) was 100% for Mr. Ferguson, 75% for Messrs. Rogers and Rothwell, 65% for Mr. Lorraine and 60% for Ms. Lee.

•	Following determination of the total amount of the Company award pool available to the executive officers as a group, the Chief Executive Officer assessed individual performance against established goals and expectations for each other executive officer, including the executive officers named in the Summary Compensation Table, and determined the amounts of the individual payouts from the portion of the allocated award pool. The Chief Executive Officer’s assessment was based upon measurement of each other executive officer’s performance against individual goals and expectations related to corporate and organizational performance compared to established earnings from operations targets and other performance targets and the officer’s contributions to improving financial results, value-creating growth, and building organizational capabilities to continue to deliver successful results. Based on the Chief Executive Officer’s assessment, the Compensation Committee approved payouts to the named executive officers in the amounts reported in the “Bonus” column of the Summary Compensation Table.

•	The Compensation Committee reviewed Mr. Ferguson’s performance against his 2005 financial, organizational, and strategic objectives and determined his payout for 2005. See “Compensation of Chief Executive Officer.”

•	In determining earnings from operations for the purpose of measuring performance of the Company, the UPP provides for adjustments by the Compensation Committee for certain unusual charges, income items, or other events. The calculation of earnings from operations under the UPP for 2005 was adjusted to exclude the impact on financial results of asset impairment and restructuring charges associated with the Coatings, Adhesives, Specialty Polymers, and Inks (“CASPI”) segment, and the Performance Chemicals and Intermediates segment; asset impairment related to certain businesses in the Developing Businesses segment; and other operating income associated with the divestiture of certain businesses and product lines in the CASPI segment. Exclusion of these items resulted in a net increase in the calculated earnings from operations for the purpose of determining the size of the Company award pool but had no impact on the final payout level.

Stock-Based Incentive Pay
      Equity-Based Compensation Program. Equity-based compensation is designed to facilitate stock ownership which links senior managers’ pay to long-term return to other stockholders. Important aspects of the current equity-based compensation program are:

Stock Options	Stock option program, implemented under the Company’s Omnibus Long-Term Compensation Plans, creates a direct link between compensation of key Company managers and long-term performance of the Company. See “Change-in-Control Arrangements — Omnibus Long-Term Compensation Plans.”

Performance Shares	Awarded from time-to-time under the Company’s Omnibus Plans to provide an incentive for key managers to meet specified business or individual performance goals by providing opportunities to earn stock awards.

Other Stock-Based Incentive Pay	Under the Omnibus Plans, the Compensation Committee may also award additional stock-based compensation (with or without restrictions), performance shares or units, or additional options, including options with performance-based or other conditions to exercise.

Stock Ownership Expectations	Established for executive officers to encourage long-term stock ownership and the holding of shares awarded under the Omnibus Plans or acquired upon exercise of options. Over a five year period, executive officers invest two times their annual base pay (three times base pay for the Chief Executive Officer) in Company stock or stock equivalents. See “Stock Ownership of Directors and Executive Officers — Common Stock and Common Stock Units.”
      How Stock-Based Incentive Pay Levels Were Determined. The Compensation Committee established the size and other terms of option grants under the stock option program, and the number and terms of performance shares awarded, by considering recommendations from its outside compensation consultant based upon long-term compensation surveys of a broad group of comparable manufacturing, industrial, and chemical companies, including certain peer companies in the chemical industry described above under “How Base Pay and Variable Pay Levels Were Determined.” These stock options were granted and performance shares were awarded at a level such that the estimated value of normalized annual option grants and performance share target award levels, as a proportion of total annual compensation, is near the median of the competitive range of similar compensation of the compared companies. In determining the size of option awards, the Committee utilized the services of its compensation consultant to derive approximate values of options using a variation of the Black-Scholes option-pricing model. In making its final determination of long-term incentive award levels, the Committee also reviewed the relative award levels for the executive officers. In addition, in order to recognize certain performance or provide additional incentive to achieve specific business or retention objectives, the Compensation Committee from time-to-time awards stock-based compensation in addition to the regular stock option grants and performance share awards.

      The current values of total stock-based incentive pay for 2005 ranged from 46% to 64% of total compensation for the executive officers named in the Summary Compensation Table.
Stock-Based Incentive Pay for 2005
          Stock Options

•	The size and terms of the stock option grants reported in the “Option Grants in Last Fiscal Year” table were determined by applying the methodology described above under “How Stock-Based Incentive Pay Levels Were Determined.”

•	Options granted in 2005 have an exercise price equal to 100% of the fair market value of the underlying common stock as of the date of grant and generally expire 10 years from the date of grant.
          Long-Term Performance Shares

•	Performance shares were awarded to 38 key managers (including the executive officers in the Summary Compensation Table) under the 2005-2007 Performance Share Award Subplan.

•	The size of the performance share awards reported in the “Long-Term Incentive Plan — Awards in Last Fiscal Year” table was determined by applying the methodology described under “How Stock-Based Incentive Pay Levels Were Determined.”

•	Performance is measured by comparing the Company’s multi-year performance as measured against a return on capital target and the Company’s total return to stockholders (change in stock price plus dividends declared during the performance period, assuming reinvestment of dividends) relative to a peer group of industrial companies comprising the Standard and Poor’s “Materials Sector” from Standard and Poor’s Super Composite 1500 Index. See “Long-Term Incentive Plan — Awards in Last Fiscal Year” table.

•	If earned, awards will be paid after the end of the performance periods in unrestricted shares of Eastman common stock, or participants may irrevocably elect in advance to defer any award payouts into the Executive Deferred Compensation Plan.

•	The payouts reported in the Summary Compensation Table for the named executive officers for the 2004-2005 Performance Share Award Subplan represent 220% of the target award (of a possible 300% of the target award) based upon the Company’s total stockholder return ranking in the second quintile of the compared companies and an average return on capital substantially in excess of the return on capital target.
Compensation of Chief Executive Officer
      The Compensation Committee determines the compensation of the Company’s Chief Executive Officer in the same manner as the compensation for other executive officers. In early 2005, the Committee increased the annual base pay for Mr. Ferguson as described above under “How Base Pay and Variable Pay Levels Were Determined.”
      In March 2006, the Committee determined Mr. Ferguson’s UPP award in the amount of $2.5 million in recognition of his and the Company’s performance relative to pre-established objectives and expectations in the areas of meeting financial targets, delivering operational excellence, achieving milestones in growth strategy development, optimizing core businesses, enhancing human resource development including alignment of critical business and leadership skills, and continually improving good corporate governance practices.
      Mr. Ferguson received options in November 2005 to purchase 170,000 shares of Eastman common stock with an exercise price equal to the market price of the underlying common stock on the grant date. The size and terms of the option award were determined as described above under “Stock-Based Incentive Pay — How Stock Based Incentive Pay Levels Were Determined.”

      In January 2005, Mr. Ferguson received an award of 40,000 performance shares under the 2005-2007 Performance Share Award Subplan of the 2002 Omnibus Long-Term Compensation Plan. See “Long-Term Performance Shares” above and “Long-Term Incentive Plan — Awards in Last Fiscal Year” table.
      In February 2006, Mr. Ferguson received a payout under the 2004-2005 Performance Share Award Subplan equal to 48,400 shares, which represented 220% of his target award. His payout was based upon performance against the same measures as were the other payouts under the 2004-2005 Performance Share Award Subplan. See “Stock-Based Incentive Pay for 2005 — Long-Term Performance Shares” above.
New Change in Control Severance Agreements
      In November 2005, the Compensation Committee approved new change in control severance agreements with certain executive officers, including the executive officers named in the Summary Compensation Table. The agreements, which provide for specified compensation and benefits following a change in control of the Company, are intended to ensure that the Company will have the continued attention and dedication of its executives in the event of any threatened or pending change in control of the Company. The agreements superseded and terminated the prior severance agreements between these same executive officers and the Company.
      In determining the terms of the new agreements, the Committee considered recommendations from its external compensation consultant. Significant changes from the prior agreements included: changes to the definition of “change in control,” including increasing the threshold percentage of outstanding shares that must be acquired; reduction of the multiple applied to annual pay to determine the lump sum post-change in control severance payout for the Chief Executive Officer; revision of the definition of “pay” for purposes of determining the lump sum post-change in control severance payouts to remove the value of long-term incentives; elimination of provisions triggering severance payouts for certain terminations prior to a change in control; reduction of the amount of additional lump sum post-change in control pension payouts; and modification of the timing of post- change in control severance payouts to comply with the restrictions on distributions determined to be “deferred compensation” subject to Section 409A of the Internal Revenue Code. See “Change-in-Control Arrangements — Change in Control Agreements.”
Tax Deductibility of Executive Officer Compensation
      The Compensation Committee intends to preserve the Company’s ability to deduct compensation paid to the Company’s Chief Executive Officer and other executive officers to the extent possible while maintaining the flexibility to compensate the officers in accordance with the Company’s compensation policies.
      Section 162(m) of the Internal Revenue Code generally limits the deductibility to the Company of annual compensation (other than qualified “performance-based” compensation) in excess of $1 million paid to each of the Company’s five highest paid executive officers. Base salaries, variable compensation under the UPP, any bonus payments outside the UPP, and stock and stock-based compensation without performance conditions are generally subject to the $1 million limit on deductible compensation.
      Compensation attributable to stock options granted under the Company’s Omnibus Plans qualifies for deductibility under Section 162(m). The UPP allows the Compensation Committee to require, and certain stock-based awards under the Omnibus Plans not qualifying as deductible compensation require, the deferral of compensation into the Executive Deferred Compensation Plan to the extent that payout or vesting would result in the recipient receiving compensation in excess of the $1 million cap under Section 162(m).

      A portion of the compensation of each of the named executive officers for 2005 was non-deductible to the Company under Section
162(m). The Compensation Committee determined not to require deferral of any of the non-deductible compensation. The Compensation Committee will continue to retain the discretion to pay non-deductible amounts. The Compensation Committee believes that such flexibility best serves the interests of the Company and its stockholders by allowing the Committee to recognize and motivate executive officers as circumstances warrant.
Compensation and Management Development Committee*
Donald W. Griffin (Chair)
Michael P. Connors
Stephen R. Demeritt
Howard L. Lance
David W. Raisbeck

* Howard L. Lance was elected to the Board of Directors in December 2005, and was not a member of the Compensation and Management Development Committee during 2005 and did not participate in all of the matters and actions described in this Report.

Performance Graph
      The following graph compares the cumulative total return on Eastman common stock from December 31, 2000 through December 31, 2005 to that of the Standard & Poor’s 500 Stock Index and a group of peer issuers in the chemical industry. The peer group consists of the 12 chemical companies which meet three objective criteria: (i) common shares traded on a major trading market; (ii) similar lines of business to those of the Company; and (iii) more than $1 billion in annual sales. Cumulative total return represents the change in stock price and the amount of dividends received during the indicated period, assuming reinvestment of dividends. The graph assumes an investment of $100 on December 31, 2000. The data in the graph have been provided by Standard & Poor’s Institutional Market Services. The stock performance shown in the graph is included in response to SEC requirements and is not intended to forecast or to be indicative of future performance.
Comparison of Total Return to Stockholders

Company Name/Index	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05

EASTMAN CHEMICAL COMPANY	100	83.42	81.96	92.90	140.72	130.00
S&P 500 INDEX	100	88.11	68.64	88.33	97.94	102.75
PEER GROUP(1)	100	93.37	89.65	112.65	132.51	125.06
(1) The peer group for 2005 consisted of the following issuers: Air Products & Chemicals, Inc.; Chemtura Corporation; Cytec Industries, Inc.; The Dow Chemical Company; E.I. du Pont de Nemours and Company; H.B. Fuller Company; Hercules Inc.; Imperial Chemicals Industries PLC; Lyondell Chemical Company; PolyOne Corporation; Rohm & Haas Co; and Wellman, Inc. In accordance with SEC requirements, the return for each issuer has been weighted according to the respective issuer’s stock market capitalization at the beginning of each period for which a return is indicated.

[FORM OF PAPER PROXY]

ADMISSION TICKET

Please bring this ticket if you choose to attend the Annual Meeting.
It will expedite your admittance when presented upon your arrival.

EASTMAN CHEMICAL COMPANY

Annual Meeting of Stockholders

Thursday, May 4, 2006
11:30 a.m.
Toy F. Reid Employee Center
400 South Wilcox Drive
Kingsport, Tennessee 37660
1-423-229-4647

Proxy	EASTMAN CHEMICAL COMPANY	Proxy

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2. THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATION INDICATED. IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR ITEMS 1 AND 2.

1.	Election of Directors:

Nominees for election of three directors to serve in the class for which the term in office expires at the Annual Meeting of Stockholders in 2009 and their successors are duly elected and qualified:

(01) Stephen R. Demeritt	(02) Robert M. Hernandez	(03) David W. Raisbeck

❑	FOR all nominees listed above (except as listed to the contrary below)	❑	WITHHOLD AUTHORITY to vote for all nominees listed above.

To withhold authority to vote for one or more individual nominees, write each nominee’s name or number below.

2.	Ratification of Appointment of PricewaterhouseCoopers LLP as Independent Accountants.

❑ FOR	❑ AGAINST	❑ ABSTAIN

(CONTINUED, AND TO BE SIGNED AND DATED, ON THE OTHER SIDE.)

→

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

To Vote by Phone:	Call anytime toll free 1-888-693-8683 There is no charge for this call. Follow the simple instructions to record your vote.

To Vote by Internet or	Access http://www.cesvote.com
Review the Proxy Statement	Follow the simple instructions presented to record your vote.

IF YOU VOTE BY TELEPHONE OR INTERNET, DO NOT MAIL THE PROXY CARD.

THANK YOU FOR VOTING.

Proxy	EASTMAN CHEMICAL COMPANY	Proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 4, 2006.

The undersigned hereby appoints Theresa K. Lee and Richard A. Lorraine as proxies with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side of this proxy card, all the shares of stock of Eastman Chemical Company held of record as of March 15, 2006 by the undersigned with all the powers that the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held May 4, 2006 or any adjournment or postponement thereof.

SAID PROXIES WILL VOTE ON THE PROPOSALS SET FORTH IN THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT AS SPECIFIED ON THE REVERSE SIDE OF THIS CARD AND ARE AUTHORIZED TO VOTE IN THEIR DISCRETION ON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING. IF A VOTE IS NOT SPECIFIED, SAID PROXIES WILL VOTE FOR ITEMS 1 AND 2.

Signature(s)

Signature(s)

Date:	, 2006

Please sign exactly as your name(s) appears on this proxy. If shares are held jointly, all joint owners should sign. If signing as executor, administrator, attorney, trustee, guardian, or in any other representative capacity, please also give your full title.

MARK (ON THE OTHER SIDE), SIGN AND DATE YOUR PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

[SCRIPT OF DIALOGUE FOR REGISTERED STOCKHOLDER PROXY VOTING BY TELEPHONE]

STOCKHOLDER HEARS THIS SCRIPT

Speech 1	Welcome. Please enter the control number located in the upper right hand corner of the proxy card.

Speech 2	To vote as the Eastman Chemical Company Board recommends Press 1 now.

Speech 2A	You voted as the Board recommended. If correct, press 1. If incorrect, Press O.

Speech 3	To vote on each proposal separately, press 0 now.

Speech 4	Proposal 1: To vote FOR all nominees, Press 1 To WITHHOLD for all nominees, Press 9 To WITHHOLD for an individual nominee, press 0

Speech 5	Enter the two digit number that appears next to the nominee you DO NOT wish to vote for.

Speech 5A	Press 1 to withhold for another nominee or Press 0 if you have completed voting for Directors.

Speech 6	Proposal 2: To vote FOR, Press 1; AGAINST, Press 9, ABSTAIN, Press 0

Speech 7	You voted as follows: Proposal 1: For ALL or Withhold All OR For ALL Except... Proposal 2: For, Against, Abstain. If this is correct, Press 1 now; if incorrect, Press 0

Closing A	Thank you for voting.

Closing B*	Your vote has been canceled. Please call again, or mark, sign and return your proxy.

•	Closing B — if stockholder indicates their vote was incorrect.

[TEXT OF COMPUTER SCREENS FOR ELECTRONIC DELIVERY
OF PROXY STATEMENT AND ANNUAL REPORT TO, AND
INTERNET PROXY VOTING BY, REGISTERED STOCKHOLDERS]

CES VOTE

When you submit your voting instructions through this site, it is the same as if you mark, sign and return your voting instruction form or proxy.

Please enter your 11-digit electronic voting number, then click the “Submit” button or press ENTER on your keyboard. On your voting instruction form or proxy card, this number is found by an arrow in a box.

Enter the 11-digit number here:

If you submit voting instructions using the same control number more than once, only the last instructions you submit will be valid. All previous instructions are revoked.

☑ Check this box to submit to a secure site.

[submit]

By submitting your voting instructions through this site, you are agreeing with the appointment of proxy. The recommendations of the Board of Directors are already selected; you may change these selections. Please review each selection and click on Submit Voting Instructions at the bottom of this screen.

Click here to view the Eastman Chemical Company Annual Report in a new window.

Click here to view the Eastman Chemical Company Proxy Statement in a new window.
The Board of Directors recommends that you vote “FOR” all nominees.

1.	Election of Directors For Term Expiring At The Annual Meeting in 2009:	☐ ☐ ☐	FOR all nominees listed below WITHHOLD AUTHORITY on all nominees listed below WITHHOLD AUTHORITY on checked nominees listed below

Nominees:
	☐ (1)	Stephen R. Demeritt	☐ (2)	Robert M. Hernandez	☐ (3)	David W. Raisbeck

The Board of Directors recommends that you vote “FOR” Item 2.

		FOR	AGAINST	ABSTAIN
2.	Ratification of Appointment of PricewaterhouseCoopers LLP as Independent Accountants.	☐	☐	☐

■ Please enter your email address to receive confirmation that your instructions were recorded.

Note: We respect your privacy. Your email address will not be saved or used for any purpose other than sending your confirmation email.
■ Please enter any change of address.

■ Please enter any comments.

After reviewing the above selections, click the button below to submit your voting instructions. You should see a screen confirming your instructions as they have been recorded.

Submit Voting Instructions

[VOTING SUMMARY

[Eastman Chemical Company Logo]

Thank You for Voting

Your Voting Summary

Click Here to Cast Another Vote

Your Number Submitted Confirmation

1.	Election of Directors For Term Expiring At The Annual Meeting In 2009:

Nominees:
	(1) Stephen R. Demeritt	[FOR]	[WITHHOLD]
	(2) Robert M. Hernandez	[FOR]	[WITHHOLD]
	(3) David W. Raisbeck	[FOR]	[WITHHOLD]

2.	Ratification of Appointment of PricewaterhouseCoopers LLP as Independent Accountants.	[FOR]	[AGAINST]	[ABSTAIN]

Click Here to Cast Another Vote

[FORM OF LETTER TO EMPLOYEE STOCKHOLDERS WHO HOLD SHARES THROUGH PLANS]

Eastman Chemical Company P.O. Box 431 Kingsport, Tennessee 37662-5280

Theresa K. Lee Senior Vice President, Chief Legal Officer and Corporate Secretary Phone: (423) 229-2097 FAX: (423) 224-9399 tklee@eastman.com

March 24, 2006

RE: 2006 ANNUAL MEETING MATERIALS

Dear Fellow Eastman Employee and Stockholder:

Our 2006 Annual Meeting of Stockholders will be held on May 4, and it is important that your shares be represented. Again this year, all employees who own Eastman shares through the ESOP or Eastman Investment Plan will access the Notice and Proxy Statement for the Annual Meeting and Eastman’s Annual Report to Stockholders electronically on the Internet. Making these materials available to you electronically rather than by sending printed material in the mail significantly reduces the Company’s printing and postage expenses and reflects our continuing efforts to increase efficiency and reduce costs through the expanded use of technology.

To access the 2005 Annual Report and the Notice and Proxy Statement for the 2006 Annual Meeting, please go to the Internet website address which appears in the voting instructions on the enclosed proxy card. (If you like, you may use your Eastman employee account to access the Internet website and review the materials). THE BUSINESS TO BE CONSIDERED AND VOTED UPON AT THE ANNUAL MEETING IS EXPLAINED IN THE PROXY STATEMENT. PLEASE REVIEW THE PROXY STATEMENT, AND THE ANNUAL REPORT, BEFORE VOTING YOUR SHARES. If you wish to receive paper copies of the Annual Report and Proxy Statement, call 1-800-516-1564 and enter the number in the box by the arrow on your proxy card.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE ANNUAL MEETING. As explained on the enclosed proxy card, you can vote by proxy by Internet, by telephone, or by marking, signing, dating, and mailing your proxy card in the enclosed postage-paid envelope. WHETHER YOU CHOOSE TO VOTE BY COMPUTER, TELEPHONE, OR PROXY CARD, PLEASE VOTE AS SOON AS POSSIBLE. Your vote is important, regardless of the number of shares you own.

Yours very truly,

/s/ Theresa K. Lee

Theresa K. Lee
Senior Vice President, Chief Legal Officer and Corporate Secretary